UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 10, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Thursday, January 20, 2011. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing companies to furnish proxy material to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy material and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a printed copy of the proxy statement and our Annual Report on Form 10-K by mail as in previous years.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or, if you receive a paper copy of the proxy card, by mail. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

Wayne M. Fortun

Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.eproxy.com/htch/, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 19, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12 p.m. (noon) (CT) on January 19, 2011.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, Minnesota 55164-0873.

If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Material that will tell you how to access our proxy material on the Internet and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 20, 2011

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Thursday, January 20, 2011, for the following purposes:

1.	To elect a board of eight directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To approve adoption of the 2011 Equity Incentive Plan.

3.	To approve an amendment and restatement of our Employee Stock Purchase Plan.

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 25, 2011.

5.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 1, 2010 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also mark, sign and date the paper proxy card you received to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Hutchinson, Minnesota

December 10, 2010

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Thursday, January 20, 2011 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Material by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy material and vote their shares over the Internet. These shareholders will not receive proxy material by mail unless they specifically request that printed copies of the proxy material be sent to them. The Notice tells these shareholders how to request printed or e-mail copies of our proxy material.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will receive a printed copy of our proxy material by mail.

On or about December 13, 2010, we will begin mailing to the registered holders of our common stock at the close of business on December 1, 2010 our proxy material, including the form of proxy solicited by our board of directors. On or about the same date, the Notice Regarding the Availability of Proxy Material will be mailed to each shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization.

Record Date and Quorum

Only shareholders of record at the close of business on December 1, 2010 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 23,371,105 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the eight director nominees, FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 25, 2011, FOR the approval of the 2011 Equity Incentive Plan and FOR the amendment and restatement of our Employee Stock Purchase Plan. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan or the election of directors. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the other proposals presented in this proxy statement. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

We must receive at our principal executive office no later than August 15, 2011 any shareholder proposals that are requested to be included in the proxy statement for our annual meeting of shareholders to be held in January 2012. We must receive any other shareholder proposals intended to be presented at our annual meeting of shareholders to be held in January 2012 at our principal executive office no later than October 22, 2011.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor has been elected and qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at eight and has nominated the eight persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Martha Goldberg Aronson was appointed by the board of directors to fill a newly created seat in June 2010, and she is standing for election by our shareholders for the first time. A director search firm recommended Ms. Goldberg Aronson to our governance and nominating committee, which subsequently recommended her for election to our board of directors.

In addition to the nominees named below, W. Thomas Brunberg and Richard B. Solum are currently serving as directors but are not seeking re-election at the annual meeting of shareholders.

Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion. The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Jeffrey W. Green	70	Chairman of the Board of Directors and Director	1965
Wayne M. Fortun	61	President, Chief Executive Officer and Director	1983
Mark A. Augusti	45	Director	2010
Martha Goldberg Aronson	43	Director	2010
Gary D. Henley	61	Director	2008
Russell Huffer	61	Lead Director	1999
William T. Monahan	63	Director	2000
Thomas R. VerHage	57	Director	2006

Jeffrey W. Green co-founded our company. He has been chairman of our board of directors since January 1983, and served as our chief executive officer from January 1983 to May 1996.

As a founder of our company, Mr. Green possesses intimate familiarity with the history and growth of our company. He has deep knowledge of its complex operations and the technologies associated with our production processes and products. This background and his ongoing participation in business efforts and strategy development uniquely position him as a valuable contributor to our board of directors.

Wayne M. Fortun has been with our company since 1975, was elected president and chief operating officer in 1983 and chief executive officer in May 1996, and is now president and chief executive officer. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

During Mr. Fortun’s 35 years with our company, he has developed extensive experience and critical knowledge of our company and the disk drive and medical device industries in which we operate. As our Chief Executive Officer, he is responsible for developing and implementing our strategy as well as communicating that strategy and motivating our workforce to achieve our goals. His service on the boards of two other public companies provides him with additional valuable operational and managerial perspectives. These competencies, in addition to Mr. Fortun’s intense familiarity with our company, make him uniquely qualified to serve on our board of directors.

Mark A. Augusti has been an executive with Smith & Nephew, a global health-care company focused on orthopaedic products and services, since April 2003. He has served as President of the Biologics and Spine business unit since January 2008, was President of the Orthopaedic Trauma and Clinical Therapies business unit from February 2006 to January 2008 and was Senior Vice President and General Manager of the Trauma Division from

April 2005 to February 2006. Before joining Smith & Nephew, Mr. Augusti served as Vice President at JPMorgan Chase & Co. from 2000 to 2002 and held various positions with GE Medical Systems from 1987 to 2000.

Mr. Augusti’s substantial experience in the medical device and health-care industry gives our board of directors important business management, regulatory and marketing insights, in particular in connection with these industries. His operations experience in Europe and Asia is particularly helpful as our company establishes assembly operations in Thailand and expands sales of our BioMeasurement products in Europe. In addition, Mr. Augusti’s financial experience provides an additional valuable perspective in the development of our company’s strategy.

Gary D. Henley is President and Chief Executive Officer and a director of Wright Medical Group, Inc., a global orthopedic medical device company, a position he has held since April 2006. Prior to joining Wright Medical, Mr. Henley was an executive with Orthofix International N.V., a diversified orthopedic products company, most recently serving as President of its Americas Division from 2002 to 2006.

Mr. Henley’s significant leadership experience and first-hand knowledge of both manufacturing companies and the medical device industry are valuable resources to our board of directors. In his executive roles, he has had key experience in developing growth and marketing strategies for medical device products as well as providing leadership on product and operations management. In addition, as the chief executive of a public company, he provides significant insight on the wide range of management and operational matters faced by public companies.

Martha Goldberg Aronson has been Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Prior to joining Hill-Rom, she served as Senior Vice President at Medtronic, Inc., a leading manufacturer of medical devices, from March 2008 to November 2009, as Medtronic’s Vice President – Investor Relations from May 2006 to March 2008 and as its Vice President, Western Europe, from 2003 to 2006. Prior to joining Medtronic in 1991, Ms. Goldberg Aronson was an associate consultant at Bain & Company, a global management consulting firm.

Ms. Goldberg Aronson’s years of experience in management consulting and the medical technology and health-care industry provide her with knowledge and expertise in the development and communication of effective business strategies and the pursuit of technological innovation. She provides useful perspective on international business matters, drawing upon her tenure in an international executive position. In addition, her general experience in engaging and communicating with investors provides particular insight to the board of directors in connection with our company’s investors.

Russell Huffer has been Chairman of Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, since June 1999. He has been President, Chief Executive Officer and a director of Apogee since January 1998, and has served in various senior management positions with Apogee or its subsidiaries since 1986. On October 9, 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

Mr. Huffer’s experience as a chief executive officer and in other senior management positions at Apogee provides extensive operational and management insight to our company. His many years at Apogee provide a deep familiarity with the issues associated with technology excellence and operations in a manufacturing company. As the chief executive of a public company, he also has a keen understanding of the management and operational requirements of a publicly traded company.

William T. Monahan spent 24 years at 3M Co. leading numerous business and international operations. He was Chairman of the Board, President, Chief Executive Officer and a director of Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, from March 1996 to June 2004. He is also a director of Pentair, Inc., The Mosaic Company and Solutia Inc.

Mr. Monahan has extensive experience in the data storage industry with specific experience in cost structure, marketing and pricing strategy, operations excellence and investor relations. He has led large manufacturing businesses and companies, and serves on boards of other industrial manufacturing companies. His broad experience in managing and overseeing global operations provides valuable expertise to our board of directors.

Thomas R. VerHage has been Vice President and Chief Financial Officer of Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, since March 2004. Prior to that time, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He is also a director of Franklin Electric Co., Inc.

Mr. VerHage has extensive public company finance, accounting and audit experience, in his current role as chief financial officer of a global manufacturing company and in his past positions in the public accounting industry. Mr. VerHage’s financial and public accounting experience provide him with broad knowledge related to financial oversight and management of financial resources. As the chief financial officer of a public company, he also has relevant and valuable expertise in providing guidance on financial and risk management processes and in communicating with investors. In addition, Mr. VerHage has valuable insights into our Disk Drive Components Division’s end markets and customers through his work with Donaldson Company’s disk drive filter business.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held eight meetings during our fiscal year that ended September 26, 2010. Each director attended at least 90% of the meetings of our board of directors and committees on which he or she served during fiscal 2010.

Committees of Our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
Mark A. Augusti	Member	—	—	—
W. Thomas Brunberg	Member	—	—	—
Martha Goldberg Aronson	—	Member	—	Member
Gary D. Henley	—	Member	—	Member
Russell Huffer	—	Member	—	Member
William T. Monahan	—	Chair	Member	—
Richard B. Solum	—	—	Chair	—
Thomas R. VerHage	Chair	—	Member	—
Inside Directors:
Jeffrey W. Green, Chairman	—	—	—	Chair
Wayne M. Fortun, President and CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2010. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Messrs. Brunberg and VerHage are “audit committee financial experts” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee held five meetings in fiscal 2010. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii)

approving the grant of equity-based incentive awards to each of our executive officers and non-employee directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for the prior fiscal year’s performance and performance targets for the annual incentive plan for the current fiscal year, and approves the grant of equity awards to all of our executive officers. The compensation committee bases these determinations on its review of competitive market data from nationally recognized compensation surveys, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Determinations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without the chief executive officer present and are based on the committee’s evaluation of the chief executive officer’s performance for the prior fiscal year, considering feedback from each of the chief executive officer’s direct reports and all members of the board of directors. The compensation committee’s recommendations on base salary, annual cash incentive payout for the prior fiscal year’s performance and performance targets for the current fiscal year’s annual cash incentive plan for the chief executive officer and the chairman of the board are presented to the independent directors for approval, and the compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval. Our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and market information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these determinations primarily on its review of competitive market data from nationally recognized compensation surveys.

Our compensation committee is authorized to retain outside compensation consultants at such times and for such purposes as the committee deems appropriate, but has not routinely retained an outside consultant. In fiscal 2010, the committee engaged Towers Watson to provide advice and assistance in connection with the design and approval of the 2011 Equity Incentive Plan that is being presented to our shareholders for their approval at the 2011 annual meeting of shareholders.

The compensation committee delegates to the chief executive officer authority to approve stock option awards involving up to an aggregate of 20,000 shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our governance and nominating committee held three meetings in fiscal 2010. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee assesses the value to our customers of our products and services in each of our target markets. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving the increases and management’s effectiveness in increasing the value proposition of our products and services in our markets. Our competitive excellence committee held three meetings in fiscal 2010. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Messrs. Augusti, Brunberg, Henley, Huffer, Monahan, Solum and VerHage and Ms. Goldberg Aronson are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. The following table describes the compensation arrangements with our non-employee directors for the one-year period between our annual shareholder meetings in 2010 and 2011.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$33,295(1)
• Audit committee chair	$15,000
• Compensation committee and governance and nominating committee chairs	$5,000
• Audit committee member (excluding the chair)	$5,000
Meeting fee(2)	$1,250
Stock option award(3)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)	On December 1, 2010, the board of directors reduced the annual cash retainer amount to be paid to board members for the one-year period between our annual shareholder meetings in 2011 and 2012 by 5%.

(2)	We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.

(3)	We provide a stock option award of 5,000 shares to each non-employee director on the date he or she is first elected or appointed to the board and provide a stock option award of 5,000 shares to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2010.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Mark A. Augusti	50,795	58,030	108,825
W. Thomas Brunberg	58,295	29,015	87,310
Martha Goldberg Aronson	28,454	22,107	50,561
Gary D. Henley	54,545	29,015	83,560
Russell Huffer	57,045	29,015	86,060
William T. Monahan	57,045	29,015	86,060
Richard B. Solum	50,795	29,015	79,810
Thomas R. VerHage	72,045	29,015	101,060

(1)	For fiscal 2010, each non-employee director could elect to receive some or all of the retainer payments to which he or she was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made, rounded down to the nearest whole share. The following directors made such elections and received the number of shares indicated during fiscal 2010:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Mark A. Augusti	4,957	21,648
Gary D. Henley	3,812	16,648
Russell Huffer	3,812	16,648

(2)	Each director who was a member of our board on January 27, 2010, the date of our 2010 Annual Meeting of Shareholders, received a non-statutory stock option award of 5,000 shares with an exercise price of $7.20 per share on that date. Mr. Augusti received an additional stock option award of 5,000 shares, for an aggregate award of 10,000 shares, to reflect his election to the board at the 2010 Annual Meeting of Shareholders. Ms. Goldberg Aronson received a non-statutory stock option award of 5,000 shares with an exercise price of $5.51 per share on June 2, 2010, the day she was appointed to the board. The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010, see Note 5, “Employee Benefits — Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010.

The aggregate number of shares subject to exercisable and non-exercisable options held by each non-employee director as of September 26, 2010 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/26/10	Number of Shares Underlying Unexercisable Options at 9/26/10
Mark A. Augusti	—	10,000
W. Thomas Brunberg	25,500	12,500
Martha Goldberg Aronson	—	5,000
Gary D. Henley	2,500	12,500
Russell Huffer	16,500	12,500
William T. Monahan	25,500	12,500
Richard B. Solum	16,500	12,500
Thomas R. VerHage	10,500	12,500

In addition, the aggregate number of shares of restricted stock held by each non-employee director as of September 26, 2010 was as follows:

Name	Number of Shares of Restricted Stock at 9/26/10
Mark A. Augusti	—
W. Thomas Brunberg	6,994
Martha Goldberg Aronson	—
Gary D. Henley	—
Russell Huffer	7,636
William T. Monahan	6,977
Richard B. Solum	7,563
Thomas R. VerHage	870

Stock Option Grants

We grant each non-employee director a non-statutory stock option award under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “1996 Incentive Plan”), on the date he or she is first elected or appointed to the board and grant an award to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting. Each option provides the right to purchase 5,000 shares of our common stock at an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, an option will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case an option will remain exercisable for three years after service ends (but not beyond the end of its original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, each option will remain exercisable until the end of its originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company (see “Potential Payments Upon Termination or Change in Control” on page 43 of this proxy statement for more information).

Required Vote

Election to our board of directors of each of the eight nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that the shareholders vote FOR the election of each of the eight nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual meeting of shareholders.

•	Executive Sessions of Independent Directors. Regularly scheduled board of directors meetings will include executive sessions of the independent directors without management present.

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Lead Director. If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value is at least five times the amount of the annual board retainer.

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Limitations on Other Board Memberships. None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the board of more than two other public companies, and no member of our audit committee should serve on the audit committee of more than two other public companies.

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Change in Status. Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

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Director Orientation and Continuing Education. Each new director will participate in an orientation program, which will include briefings by senior management on the company’s strategic plans, structure, significant operations, and accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

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Code of Ethics and Conduct. Our board of directors has adopted a Code of Ethics and Conduct applicable to all of our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Board’s Leadership Structure

Our company does not have a written policy with respect to separation of the roles of chief executive officer and chairman of the board of directors, because our board of directors believes it is in the best interests of our company to make that determination based on the circumstances. Our chief executive officer does not currently serve as chairman of the board of directors. In addition to other customary duties as chairman of the board of directors, Mr. Green consults regularly with our chief executive officer regarding the strategic direction of the company and provides input on the schedules and agendas for meetings of our board of directors. Because Mr. Green is an inside director, our independent directors have selected Mr. Huffer from among themselves to serve as lead director.

As lead director, Mr. Huffer (i) presides as chair of meetings of our board of directors when the chairman of the board of directors is absent, (ii) organizes, convenes and presides over executive sessions of the independent directors, (iii) serves as the principal liaison between the independent directors and the chairman of the board of directors and chief executive officer, (iv) consults with the chairman of the board of directors in establishing schedules and agendas for meetings of our board of directors, and (v) serves in such other capacities with such other duties as the independent directors may determine from time to time.

Our company’s current leadership structure recognizes the day-to-day management role of the chief executive officer, the depth of company and industry experience of our current chairman of the board of directors, and the benefits of having a leader among independent directors to facilitate both compliance with listing requirements and communication among our independent directors and the chairman of the board of directors and chief executive officer. Our board of directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of our company because it strengthens the board of directors’ role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our company’s shareholders.

Board’s Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our board of directors is responsible for risk oversight. The board of directors has delegated to the audit committee primary responsibility for reviewing and discussing with management our company’s policies and procedures with respect to risk assessment and management. Management has established a Risk Management Team, which consists of company personnel representing multiple functional areas and is led by the company’s internal audit director, to actively assess the company’s risks and to create and implement strategies to mitigate those risks. The Risk Management Team reports its activities and current assessments at every audit committee meeting. The audit committee periodically reports to the board of directors on risk oversight issues and concerns.

The board of directors may delegate specific areas of risk oversight to other committees as well. The compensation committee currently is responsible for reviewing management’s assessment of the relationship of the company’s compensation policies and practices to risk.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy-setting level, sufficient time to devote to our affairs and high-level managerial experience;

•

whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•

whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to ours.

Director Nomination Process

Our governance and nominating committee selects nominees for directors pursuant to the following process:

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the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the entire governance and nominating committee;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•

formal nomination by our governance and nominating committee for inclusion in the slate of directors for election at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy or a newly created board position during the intervals between shareholder meetings.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company’s common stock held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the members of our board of directors who were serving on the board at the time attended the 2010 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with Our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee must approve any related person transaction in which our company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

No related person transactions were approved or identified in fiscal 2010.

PROPOSAL NO. 2 — APPROVAL OF THE ADOPTION

OF THE 2011 EQUITY INCENTIVE PLAN

Introduction

On December 1, 2010 our board of directors adopted the Hutchinson Technology Incorporated 2011 Equity Incentive Plan (the “2011 Plan”), subject to shareholder approval at the annual meeting. Upon approval of the 2011 Plan by our shareholders, no further awards will be made under the existing 1996 Incentive Plan.

The 2011 Plan is intended to advance the interests of our company and its shareholders by enabling the company and its subsidiaries to attract and retain qualified individuals through opportunities for equity participation in the company, and to reward those individuals who contribute to the achievement of the company’s financial and strategic business goals.

The 2011 Plan authorizes the issuance of 1,200,000 shares of our common stock, plus the number of shares remaining available for future grants under the 1996 Incentive Plan on the date our shareholders approve the 2011 Plan. Following the December 1, 2010 grant of options to acquire 803,831 shares under the 1996 Incentive Plan, there were 1,089,722 shares of our common stock remaining available for future grants under the 1996 Incentive Plan. This number is not expected to change to any significant degree prior to the date of our 2011 annual meeting of shareholders. The following table summarizes information regarding option awards outstanding under the 1996 Incentive Plan as of December 2, 2010:

Shares Subject to Outstanding Options	Weighted-Average Exercise Price	Weighted-Average Remaining Term
4,292,684	$15.34	6.6 years

The number of shares available for issuance under the 2011 Plan will be increased by the number of shares subject to awards (made under the 2011 Plan or that are outstanding under the 1996 Incentive Plan on the date the shareholders approve the 2011 Plan) that expire, are forfeited, or are settled in cash.

Under the terms of the 2011 Plan, the pool of shares available for issuance may be used for all types of awards available under the 2011 Plan, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards and other stock-based awards, as described in more detail below. Under the fungible pool formula in the 2011 Plan, the authorized share limit will be reduced by one share of our common stock for every one share subject to an option or SAR granted under the 2011 Plan and by 1.25 shares of our common stock for every one share subject to an award other than an option or SAR.

Shareholder Approval Requirement

Shareholder approval of the 2011 Plan is necessary in order for us to (i) meet the shareholder approval requirements of the NASDAQ Stock Market, (ii) take tax deductions for certain compensation resulting from awards granted under the 2011 Plan qualifying as performance-based compensation under Section 162(m) of the Code, and (iii) grant incentive stock options under the 2011 Plan.

Compensation Best Practices

The 2011 Plan incorporates a range of compensation best practices, including the following key features:

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No Repricing or Replacement of Underwater Options or Stock Appreciation Rights. The 2011 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

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No In-the-Money Option or Stock Appreciation Right Grants. The 2011 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

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Double Trigger Accelerated Vesting/Payment Following a Change in Control. The 2011 Plan provides that if outstanding awards are continued, assumed or replaced in connection with a corporate transaction involving the company, accelerated vesting or payment of an award will occur only if employment is terminated involuntarily without cause within one year of the change in control.

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Minimum Vesting Period for Awards. For awards other than options and SARs, a minimum vesting period of three years is prescribed for awards subject only to service-based vesting conditions and one year for awards subject to performance-based vesting conditions, subject only to limited exceptions.

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No Liberal Share Counting. Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, shares repurchased by the company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR upon its exercise may not be used again for new grants.

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Independent Administration. The compensation committee of our board of directors, which consists of only independent directors, will have overall administrative authority over the 2011 Plan if it is approved by shareholders, and only this committee may make awards to executive officers and directors.

•	Compensation Recovery Policy. Awards under the 2011 Plan may be made subject to any compensation recovery policy adopted by our board of directors or the compensation committee.

The major features of the 2011 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2011 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants

All employees, consultants and advisors of our company or any subsidiary, as well as all non-employee directors of the company, will be eligible to receive awards under the 2011 Plan. As of December 1, 2010, there were approximately 2,570 persons employed by or otherwise in the service of our company and its subsidiaries who would be eligible to receive awards under the 2011 Plan. Although not necessarily indicative of future grants under the 2011 Plan, approximately 270 of the 2,570 eligible recipients have been granted awards under the predecessor 1996 Incentive Plan.

Administration

The 2011 Plan will be administered by the compensation committee of our board of directors. The compensation committee is referred to in this description of the 2011 Plan as the “Committee.” To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2011 Plan to any of its members, to officers of the company with respect to awards to participants who are not directors or executive officers of the company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2011 Plan, interpret the 2011 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2011 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2011 Plan also prohibits the Committee from repricing any outstanding “underwater” option or SAR without prior approval of the company’s shareholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.

Subject to certain limits in the 2011 Plan, the Committee may also establish subplans or modify the terms of awards under the 2011 Plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements or meet the objectives of the 2011 Plan.

Available Shares and Limitations on Awards

A maximum of 1,200,000 shares of common stock are available for issuance under the 2011 Plan, plus the number of shares remaining available for future grants under the 1996 Incentive Plan on the date our shareholders approve the 2011 Plan. Under the terms of the 2011 Plan, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 250,000, and the number of shares subject to performance-based awards other than options or SARs that may be granted to any one participant during any calendar year may not exceed 150,000. These share limitations are subject to adjustment for changes in the corporate structure or shares of the company, as described below. The shares of common stock covered by the 2011 Plan are authorized but unissued shares.

Shares of common stock that are issued under the 2011 Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining available for issuance under the 2011 Plan by one share for each share issued or issuable pursuant to an option or SAR award, and by 1.25 shares for each share issued or issuable pursuant to an award other than an option or SAR.

Any shares of common stock subject to an award under the 2011 Plan, or to an award under the 1996 Incentive Plan that is outstanding on the date our shareholders approve the 2011 Plan, that expires, is forfeited, or is settled or paid in cash will, to the extent of such expiration, forfeiture or settlement, automatically again become available for issuance under the 2011 Plan. Each share that again becomes available for issuance will be added back as (i) one share if the share was subject to an option or SAR granted under either the 2011 Plan or the 1996 Incentive Plan, or (ii) as 1.25 shares if the share was subject to an award other than an option or SAR granted under the 2011 Plan or the 1996 Incentive Plan. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the company using option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.

Awards granted under the 2011 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the 2011 Plan. Additionally, if a company acquired by our company or any of its subsidiaries has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2011 Plan and will not reduce the shares authorized for issuance under the 2011 Plan, but only if the awards are made to individuals who were not employed by or providing services to our company or any of its subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with the company’s shareholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2011 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2011 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2011 Plan, the Committee will make such adjustments as it may deem equitable.

Types of Awards

The 2011 Plan allows the company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards and other stock-based awards. These types of awards are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2011 Plan as of any date means the closing sale price for a share of common stock on the NASDAQ Stock Market on that date. As of December 1, 2010, the closing sale price of a share of common stock on the NASDAQ Stock Market was $3.03.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.

Stock Appreciation Rights. A SAR is the right to receive a payment from the company, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2011 Plan, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR will be determined by the Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR may have a term greater than 10 years from its date of grant.

Restricted Stock Awards. A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, the company or a subsidiary for a certain period or that the participant or the company (or any division of the company) satisfy specified performance criteria.

Unless otherwise specified by the Committee, a participant who receives a restricted stock award is entitled to vote and receive any regular cash dividends on the unvested shares, except that regular cash dividends paid on restricted shares whose vesting is subject to performance conditions will be subject to the same restrictions as the underlying shares. Any dividends other than regular cash dividends or distributions paid with respect to unvested restricted shares will also be subject to the same restrictions as the underlying shares unless the Committee determines otherwise.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2011 Plan, as may be determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2011 Plan. The Committee has complete discretion in determining the terms and conditions of such awards.

For awards other than options and SARs, a minimum vesting period of three years is prescribed for awards subject only to service-based vesting conditions and one year for awards subject to performance-based vesting conditions. Limited exceptions to these minimum vesting period requirements are available under the 2011 Plan in situations involving: termination due to death, disability or retirement; a change in control of the company; awards granted in payment of compensation already earned; substitute awards that do not reduce the vesting period of the awards being replaced; and awards that do not involve more than 5% of the shares authorized for issuance under the 2011 Plan.

Term and Amendment of the 2011 Plan

Unless terminated earlier, the 2011 Plan will terminate on the tenth anniversary of its approval by the company’s shareholders. Awards outstanding under the 2011 Plan at the time it is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The board of directors may suspend or terminate the 2011 Plan or any portion of it at any time. The board of directors may amend the 2011 Plan from time to time, but no amendments to the 2011 Plan will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the NASDAQ Stock Market, including shareholder approval for any amendment that seeks to modify the prohibition on underwater option re-pricing discussed above.

Termination, suspension or amendment of the 2011 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards

In general, no right or interest in any award under the 2011 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation Under Section 162(m)

The Committee may grant restricted stock, stock unit and other stock-based awards under the 2011 Plan to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at a year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SARs granted under the 2011 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The pre-established performance goals set by the Committee must be based on one or more of the following performance criteria specified in the 2011 Plan: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow or free cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; total shareholder return; asset quality; non-performing assets; revenue growth; operating income; operating assets; improvement in or attainment of expense level; cost saving or cost per unit goals; economic value added; market penetration goals and improvement in or attainment of working capital levels.

The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon corporate, group, unit, division, subsidiary or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the 2011 Plan at the annual meeting of shareholders will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2011 Plan, the performance criteria upon which awards intended to be “performance-based compensation” under Section 162(m) may be made, and the qualification of options and SARs granted under the 2011 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control of the Company

If a change in control of our company that involves a corporate transaction occurs, then the consequences will be as described in this paragraph unless the Committee provides otherwise in an applicable award agreement. If any outstanding award is continued, assumed or replaced by the surviving or successor entity in connection with such corporate transaction, and if within one year after the change in control a participant’s employment or other service is involuntarily terminated without cause, then (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested restricted stock awards, stock unit awards and other stock-based awards will fully vest. If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction and (ii) all other awards will fully vest immediately prior to the effective time of the corporate transaction. Alternatively, the Committee may elect to terminate awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

If a change in control of our company that does not involve a corporate transaction occurs, the Committee may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause within one year of the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled in exchange for payments in a similar manner as described above with respect to a change in control involving a corporate transaction.

For purposes of the 2011 Plan, the following terms have the meanings indicated:

•

A “change in control” of the company generally occurs if (i) a person or group acquires 30% or more of our company’s outstanding voting power, (ii) certain changes occur in the composition of the board of directors, or (iii) a corporate transaction is consummated (unless our company’s voting securities immediately prior to the transaction continue to represent over 70% of the voting power of our company or the surviving entity immediately after the transaction).

•

“Cause” for termination means, unless defined differently in an agreement between our company and the participant, (i) a material breach of any confidentiality, non-solicitation, non-competition, invention assignment or similar agreement with our company or any subsidiary, (ii) an act of dishonesty resulting in personal enrichment at the expense of our company, (iii) persistent failure to perform duties, (iv) any failure to materially conform to our business conduct or ethics code, or (v) indictment or conviction for a felony.

•

A “corporate transaction” means (i) a reorganization, merger or consolidation of the company, (ii) a statutory share exchange of outstanding voting securities of the company, or (iii) a sale or disposition of all or substantially all of the assets of the company in one or a series of transactions.

Effect of Termination of Employment or Other Services

If a participant ceases to be employed by or provide other services for our company and all subsidiaries, awards under the 2011 Plan then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement.

Upon termination for cause, all unexercised options and SARs and all unvested portions of any other outstanding awards shall be immediately forfeited.

Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited.

Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of options and SARs may be exercised for three months after such termination, provided that if a participant dies during such three-month period, the vested and exercisable portions of the options and SARs may be exercised for one year after the date of termination. However, if a participant has been an employee of or provider of other services to our company for at least 10 years and the termination of service for any reason other than cause, death or disability occurs after the participant has reached age 55, then the currently vested and exercisable portions of options and SARs may be exercised for three years after termination.

Upon termination due to death or disability, the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to awards granted under the 2011 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Non-Statutory Options. If a participant is granted a non-statutory option under the 2011 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2011 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for non-statutory options will apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2011 Plan generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2011 Plan is designed to meet the requirements of Section 162(m), but awards other than options and SARs granted under the 2011 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2011 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2011 Plan will be administered in a manner intended to comply with Section 409A.

New Plan Awards

No awards will be made under the 2011 Plan until after it has been approved by our shareholders. Because all awards under the 2011 Plan are within the discretion of the Committee, neither the number nor types of future 2011 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. The Committee did, however, approve on December 1, 2010 stock option awards under the 1996 Incentive Plan that are summarized in the table below. These awards provide an illustration of the Committee’s present practices with respect to equity incentive awards. These awards were made from shares available under the 1996 Incentive Plan without regard to the proposed 2011 Plan and are not contingent upon shareholder approval of the proposed 2011 Plan.

Name and Position	Number of Option Shares Issued
Wayne M. Fortun	100,000
President and Chief Executive Officer

David P. Radloff	30,000
Vice President and Chief Financial Officer

Richard J. Penn	55,000
Senior Vice President and President of the BioMeasurement Division

R. Scott Schaefer	35,000
Vice President and Chief Technology Officer

Kathleen S. Skarvan	55,000
Senior Vice President and President of the Disk Drive Components Division

All executive officers as a group	295,000

All other employees as a group	508,831

Each of the option awards summarized in the foregoing table has an exercise price of $3.03 per share, vests and becomes exercisable as to 50% of the shares subject to the option on the second and third anniversaries of the grant date, and has a term of 10 years.

Required Vote

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this Proposal at the annual meeting is required for its approval. If shareholder approval is not obtained, then the 2011 Plan will not become effective.

Our board of directors recommends that the shareholders vote FOR the approval of the adoption of the 2011 Equity Incentive Plan.

PROPOSAL NO. 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE EMPLOYEE STOCK PURCHASE PLAN

Introduction

On December 1, 2010, our board of directors approved the amendment and restatement of the Hutchinson Technology Incorporated Employee Stock Purchase Plan (the “ESPP”), subject to shareholder approval. The approval of this amendment and restatement of the ESPP will:

•	increase the maximum number of shares of our common stock authorized for issuance over the term of the ESPP by 1,000,000 shares, to a total of 2,500,000;

•

provide the committee administering the ESPP with greater flexibility to establish rules, procedures or subplans under the ESPP that will allow eligible employees of our foreign subsidiaries to participate in the ESPP in a manner that may or may not comply with the requirements of Section 423 of the Code; and

•	provide the committee administering the ESPP with greater discretion to determine the consequences to ESPP participants of a corporate transaction involving our company.

The ESPP was originally adopted by our board of directors in November 1998 and approved by our shareholders in January 1999, and provided for the issuance of up to 1,500,000 shares of our common stock. Operation of the ESPP has been suspended since April 2009 when the shares available for issuance had decreased to 214,961, an amount that the committee administering the ESPP determined was unlikely to be sufficient to cover anticipated purchases during the next scheduled purchase period.

The ESPP offers eligible employees the opportunity to acquire a stock ownership interest in the company through periodic payroll deductions that will be applied towards the purchase of our common stock at a discount from the then current market price. The primary purposes of the amendment and restatement are to extend the life of the ESPP by increasing the number of shares available for issuance under the ESPP and to facilitate participation in the ESPP by employees of our foreign subsidiaries.

The full text of the ESPP as proposed to be amended and restated is contained in Appendix B to this proxy statement. The significant features of the amended and restated ESPP are summarized below.

Administration

The ESPP is currently administered by the compensation committee of our board of directors (the “Committee”). The Committee has full authority to adopt rules and procedures to administer the ESPP, to interpret the provisions of the ESPP, to determine the terms and conditions of offerings under the ESPP, to designate which of our subsidiaries may participate in the ESPP, and to adopt rules, procedures and subplans to permit employees of our foreign subsidiaries to participate in the ESPP on a basis that may or may not comply with Code Section 423. All costs and expenses incurred for ESPP administration are paid by our company.

Securities Subject to the Employee Stock Purchase Plan

Without giving effect to the 1,000,000 share increase for which shareholder approval is being sought, 1,500,000 shares of our common stock have been reserved for issuance under the ESPP. The shares are to be made available from authorized but unissued shares of our common stock. Any shares issued under the ESPP will reduce, on a one-for-one basis, the number of shares available for subsequent issuance under the ESPP. In the event of any change to our outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the number and class of shares available under the ESPP and to the number, class and purchase price of shares subject to each outstanding purchase right.

As of December 1, 2010, 1,285,039 shares of our common stock had been issued under the ESPP, and 1,214,961 shares would be available for future issuance, assuming approval of the 1,000,000 share increase that constitutes part of this Proposal.

Eligibility and Participation

Any individual employed by the company or any participating subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the ESPP) who is customarily expected to work at least 20 hours per week is eligible to participate in the ESPP. Individuals employed outside the United States are subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed. As of December 1, 2010, we estimate that approximately 2,230 employees, including our six executive officers, were eligible to participate in the ESPP.

Eligible employees may enroll in the ESPP and begin participating at the start of any purchase period.

Purchase Periods and Purchase Dates

Shares of common stock will be offered under the ESPP through a series of offerings, each of which consists of a single purchase period of six months, or such other duration (up to 27 months) as the Committee may prescribe. If our shareholders approve this Proposal, we expect that our shares will be offered under the ESPP through a series of successive six-month purchase periods that are expected to commence on the first day of January and July each year. Purchases under the ESPP are expected to occur on the last trading day of June and December each year.

Purchase Price

The purchase price of our common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing market price per share of our common stock on the first day of the applicable purchase period or (ii) the closing market price per share of our common stock on the purchase date at the end of the applicable six-month purchase period.

The closing market price of our common stock on any relevant date under the ESPP will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market. The closing sale price of our common stock on the NASDAQ Global Select Market on December 1, 2010 was $3.03 per share.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each purchase period (up to a maximum of 10% of eligible compensation each purchase period). The accumulated deductions will automatically be applied on each purchase date to the purchase of shares of our common stock at the purchase price in effect for that purchase date. Participants may be permitted to make other approved contributions prior to a purchase date in certain non-U.S. jurisdictions where payroll deductions are prohibited by law. For purposes of the ESPP, eligible compensation generally includes base salary, bonuses, commissions and overtime pay, and excludes allowances and income with respect to equity-based awards. The Committee may modify the definition of eligible compensation for participants in certain non-U.S. jurisdictions to the extent required by local law.

Special Limitations

The ESPP imposes certain limitations upon a participant’s right to acquire our common stock, including the following:

•

Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries.

•

A participant may not be granted rights to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	No participant may purchase more than 2,000 shares of our common stock on any one purchase date.

Termination or Modification of Purchase Rights

A participant may withdraw from the ESPP at any time, and his or her accumulated payroll deductions will be promptly refunded. A participant may also increase or decrease the amount of his or her payroll deductions once per purchase period. A participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock.

Special Provisions Applicable to Employees of Foreign Subsidiaries

The ESPP authorizes the Committee to adopt rules, procedures or subplans to the ESPP to facilitate participation in the ESPP by eligible employees residing outside the United States in a manner that does not comply with Code Section 423 if necessary or desirable to achieve tax, securities law or other objectives or as necessary to comply with local laws, regulations or rules. For example, employees in certain non-U.S. jurisdictions may not be required to work at least 20 hours per week to participate in the ESPP if such requirement is prohibited by local law and, therefore, will be eligible to participate in the ESPP.

Shareholder Rights

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf through the ESPP.

Transferability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death. Shares of common stock purchased through the ESPP by a participant may not be sold by the participant prior to three months and a day after the purchase date of the shares.

Corporate Transactions

If our company is acquired by merger or through the sale of all or substantially all its assets, the board of directors may provide that (i) each right to acquire shares on any purchase date scheduled to occur after the date of the consummation of the acquisition transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or its parent or subsidiary, (ii) the ESPP shall be terminated, or (iii) the purchase period then in progress shall be shortened by setting a new purchase date.

Share Proration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular purchase date exceed the number of shares remaining available for issuance under the ESPP at that time, then the Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant not used to purchase shares will be refunded.

Amendment and Termination

The ESPP may be terminated at any time by the board of directors, and will terminate upon the date on which all shares remaining available for issuance under the ESPP are sold pursuant to exercised purchase rights.

The board of directors may at any time amend or suspend the ESPP. However, the board of directors may not, without shareholder approval, amend the ESPP to (i) increase the number of shares issuable under the ESPP or (ii) effect any other change in the ESPP that would require shareholder approval under applicable law or to maintain compliance with Code Section 423.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the company and to participants subject to U.S. taxation with respect to participation in the ESPP. This summary assumes the ESPP qualifies as an “employee stock purchase plan” within the meaning of Code Section 423, is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Under a qualified Code Section 423 arrangement, no taxable income will be recognized by a participant, and no deductions will be allowed to the company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the first day of the purchase period in which such shares were acquired, or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing market price of the shares on the purchase date exceeded the purchase price paid for those shares, and the company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or otherwise disposes of the purchased shares more than two years after the first day of the purchase period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which the shares were acquired. Any additional gain upon the disposition will be taxed as a long-term capital gain. The company will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing market price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing market price of the shares on the first day of the purchase period in which those shares were acquired.

Plan Benefits

The benefits to be received by our officers and employees as a result of the proposed amendment and restatement of the ESPP are not determinable because the amounts of future purchases by participants are based on elective participant contributions. Moreover, because the operation of the ESPP has been suspended since April 2009, no benefits were received by any of our employees under the ESPP during fiscal 2010. Assuming approval of this Proposal by the shareholders, the compensation committee will determine when the suspension of the ESPP will be lifted.

Required Vote

The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this Proposal at the annual meeting is required for its approval. If shareholder approval is not obtained, then the amendment and restatement will not be implemented and the ESPP will remain in effect under its current terms until the earlier of (i) the date the remaining share reserve under the ESPP is issued or (ii) the date our board of directors terminates the ESPP.

Our board of directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the ESPP.

PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 25, 2011, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 25, 2011.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees accrued by us for professional services provided by Deloitte & Touche for fiscal 2010 and 2009.

Description of Fees	Fiscal 2010 Amount	Fiscal 2009 Amount
Audit Fees	$596,000	$679,000
Audit-Related Fees	58,000	15,000

Total Audit and Audit-Related Fees	654,000	694,000
Tax Fees:
Tax Compliance Fees	120,000	125,000
Tax Consultation and Advice Fees	55,000	30,000

Total Tax Fees	175,000	155,000
All Other Fees	20,000	—

Total	$849,000	$849,000

Audit Fees

The audit fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for services related to other SEC required correspondence and filings and consultation on financial accounting standards. The increase from fiscal 2009 to fiscal 2010 is primarily attributable to the registration statements we filed on Form S-3 and Form S-8 this past year.

Tax Fees

The tax fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for tax compliance, consisting of preparation of tax returns and completion of a research and development tax credit study, and tax consultation and tax advice, consisting primarily of international tax planning. The increase from fiscal 2009 to fiscal 2010 is attributable to services related to the startup of our operations in Thailand.

All Other Fees

In fiscal 2010 Deloitte & Touche provided certain allowable consulting services.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2010 and 2009, all of the services listed under the headings Audit-Related Fees, Tax Fees and “All Other Fees” were pre-approved by our audit committee.

Our board of directors recommends that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 25, 2011.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 1, 2010, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and director nominee, each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At December 1, 2010, there were 23,371,105 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares(2)
Directors, director nominees and executive officers:
Jeffrey W. Green	157,281	(3)	*
Wayne M. Fortun	737,583	(4)	3.1%
Mark A. Augusti	4,957		*
W. Thomas Brunberg	40,957	(5)	*
Martha Goldberg Aronson	5,000	(6)	*
Gary D. Henley	12,842	(7)	*
Russell Huffer	40,017	(8)	*
William T. Monahan	65,724	(9)	*
Richard B. Solum	44,063	(10)	*
Thomas R. VerHage	53,824	(11)	*
David P. Radloff	57,028	(12)	*
Richard J. Penn	174,888	(13)	*
R. Scott Schaefer	157,550	(14)	*
Kathleen S. Skarvan	95,616	(15)	*
John A. Ingleman	130,528	(16)	*
Steven L. Polacek	—		—
Executive officers and directors as a group (15 persons)	1,674,265	(17)	6.9%
Other beneficial owners:
Van Den Berg Management Inc.	2,065,212	(18)	8.8%
805 Las Cimas Parkway, Suite 430 Austin, Texas 78746
Dimensional Fund Advisors LP	1,978,677	(19)	8.5%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

*	Less than 1%.

(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options that are currently exercisable or exercisable within 60 days of December 1, 2010. Excludes fractional shares held by any listed beneficial owner.

(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options held by that person or members of the group that are currently exercisable or exercisable within 60 days of December 1, 2010 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	Of these shares, Mr. Green holds 660 in joint tenancy with his wife, and 183 shares are held by a limited partnership of which Mr. Green is a limited partner.

(4)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 415,000 shares covered by options granted to Mr. Fortun.

(5)	Of these shares, 1,150 are held in trusts, 1,050 are held in an IRA for Mr. Brunberg and 300 are held in an IRA for Mr. Brunberg’s wife. Includes 30,500 shares covered by options granted to Mr. Brunberg.

(6)	These shares are held in a trust of which Ms. Goldberg Aronson is the trustee.

(7)	Includes 5,000 shares covered by options granted to Mr. Henley.

(8)	Includes 21,500 shares covered by options granted to Mr. Huffer.

(9)	Includes 30,500 shares covered by options granted to Mr. Monahan.

(10)	Includes 21,500 shares covered by options granted to Mr. Solum.

(11)	Of these shares, Mr. VerHage holds 28,900 in joint tenancy with his wife. Includes 15,500 shares covered by options granted to Mr. VerHage.

(12)	Includes 52,020 shares covered by options granted to Mr. Radloff.

(13)	Includes 147,430 shares covered by options granted to Mr. Penn.

(14)	Includes 111,050 shares covered by options granted to Mr. Schaefer.

(15)	Includes 89,590 shares covered by options granted to Ms. Skarvan.

(16)	Of these shares, Mr. Ingleman holds 71,700 in joint tenancy with his wife. Includes 50,000 shares covered by options granted to Mr. Ingleman.

(17)	Group consists of all directors and executive officers as of December 1, 2010. Includes 966,525 shares covered by options granted to our executive officers and directors.

(18)	The number of shares indicated is based on information reported to the SEC in a Form 13F filed by Van Den Berg Management Inc. on November 15, 2010 and reflects beneficial ownership as of September 30, 2010.

(19)	The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2010, and reflects beneficial ownership as of December 31, 2009. Dimensional Fund Advisors LP has sole voting power with respect to 1,946,308 shares and disclaims beneficial ownership of all reported shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2010 compensation program for our named executive officers, who are:

•	Wayne M. Fortun, President and Chief Executive Officer,

•	David P. Radloff, Vice President and Chief Financial Officer since September 3, 2010,

•	Richard J. Penn, Senior Vice President and President of the BioMeasurement Division,

•	R. Scott Schaefer, Vice President and Chief Technology Officer,

•	Kathleen S. Skarvan, Senior Vice President and President of the Disk Drive Components Division.

•	John A. Ingleman, our Senior Vice President and Chief Financial Officer until March 8, 2010, and

•	Steven L. Polacek, our Senior Vice President and Chief Financial Officer from March 8, 2010 until September 3, 2010.

The first five individuals named above are referred to as our “continuing named executive officers.”

Overview

The disk drive industry in which we principally operate is intensely competitive, and demand for the components that we supply can fluctuate dramatically due to a variety of factors. During the past three fiscal years, an unprecedented global recession and the resulting negative effects on the markets in which we operate have exacerbated the market challenges we face in both our Disk Drive Components business and our developing BioMeasurement business. As a result, we have experienced greatly decreased annual revenues, significant net losses and a significantly diminished stock price. In response, we have taken actions to restructure our business and reduce our costs. Consistent with our pay for performance principles, these developments have had a significant negative effect on the compensation of our executive officers during fiscal years 2008–2010:

•

The base salaries of all executive officers were reduced by 5% during fiscal 2008 and by another 5% in fiscal 2009, with an increase in base salaries in the first quarter of fiscal 2010 sufficient to reverse only one-half of the previous salary reductions.

•	There have been no payouts to executive officers under our annual cash incentive plan during any of the past three fiscal years.

•

Equity awards continued to be comprised exclusively of stock options which deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

•

Except for stock options granted in December 2008 with an exercise price of $3.03 per share, all stock options held by our executive officers have an exercise price that is substantially greater than our 2010 fiscal year-end share price of $3.38. No named executive officer has exercised any option during the past three years, except for exercises early in fiscal 2008 in which negligible value was realized from options that were about to expire.

In response to the attraction, retention and motivational challenges presented by these developments, our compensation committee has acted to modify our executive compensation program in certain respects:

•

The pool of shares designated for annual option awards in fiscal 2010 and fiscal 2009 was increased over the size of the year earlier pool to facilitate option awards covering a larger number of shares to employee option recipients, including the named executive officers. The grant date fair value of the fiscal 2010 and 2009 awards to the named executive officers was, nevertheless, less than that of the fiscal 2008 awards, and especially so in fiscal 2009.

•

In fiscal 2009, the benefits available to executive officers and other key employees under our existing severance pay plan were enhanced in order to better align our compensation program with market practices and to aid in retaining key employees as we continued to respond to challenging business and economic conditions.

•

In fiscal 2010, we entered into change in control severance agreements with our named executive officers to provide benefits to these executives if their employment is terminated without cause or for good reason within 24 months after a change in control of the company. The benefits specified in these agreements will be provided in lieu of severance pay plan benefits in the event of a change in control.

•	For fiscal 2011, the compensation committee has approved certain changes to our annual cash incentive plan, as discussed more fully on page 36.

Compensation Philosophy

The intent of our executive compensation program is to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success. The key principle we follow in evaluating our overall program is that the total compensation an executive receives must be highly aligned with the value created for our shareholders.

Our executive compensation program is designed to:

•	make our total compensation program competitive with the compensation practices of comparable companies in the technology and life sciences industries;

•

make a significant portion of an executive’s total compensation variable and performance-based, and place greater emphasis on the variable and performance-based elements as the responsibilities of a position increase;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	align the financial interests of our executives with those of our shareholders by delivering a significant portion of their compensation in the form of a long-term equity-based incentive; and

•	avoid encouraging unnecessary or excessive risk taking.

Compensation Elements

Total direct compensation (“TDC”) for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

•

Base Salary — Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce and control costs in response to challenging business conditions.

•

Annual Cash Incentive — Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and strategic goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

•

Long-Term Equity Incentive — Our long-term incentive program uses stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period. Our stock options are granted at fair market value.

In addition to these elements of TDC, our executive compensation program includes severance arrangements for senior executives as discussed on page 35, a limited number of perquisites (a monthly car allowance, financial planning/tax preparation assistance and an annual physical examination), and participation in the same programs involving health and welfare benefits, 401(k) retirement benefits, length of service awards, employee managed time off and overseas business travel expense reimbursements as are made available to our employees generally.

Pay for Performance

Our executive compensation program is intended not only to retain and attract highly qualified and effective managers, but also to motivate them to substantially contribute to our future success for the long-term benefit of shareholders and appropriately reward them for doing so. Consistent with these objectives, we believe that there should be a strong relationship between pay actually received and corporate performance (as reflected in both financial results and stock price), and our executive compensation program reflects this belief. Specifically, it has been our practice to provide a significant portion of each executive officer’s TDC opportunity in the form of an annual cash incentive opportunity and stock option grants. An increasing emphasis is placed on these variable components of the TDC opportunity as the level of responsibility of the executive officer’s position increases, although we have no specific policies governing the allocation of the TDC opportunity among these components.

The following chart illustrates for each continuing named executive officer the allocation of fiscal 2010 target TDC between base salary, annual cash incentive and stock options (based on their grant date fair value):

We also believe that long-term performance is the most important measure of our success in managing our businesses for the long-term benefit of our shareholders. Consistent with that belief, we have historically allocated a significant portion of the annual TDC opportunity to stock options, the long-term equity-based component whose ultimate value to our employees is purely a function of stock price appreciation. In fiscal 2009 and 2010, however, the decrease in our company’s stock price made it impossible to issue stock option awards with grant date fair values comparable to the values associated with option awards in prior years without incurring levels of shareholder dilution and share usage under our 1996 Incentive Plan that would have been unacceptable to the compensation committee. This was particularly true in fiscal 2009. As a result, the compensation committee approved option awards to our continuing named executive officers in fiscal 2009 and 2010 which, while involving a larger number of shares each year than in previous years, had an aggregate grant date fair value less than the corresponding value of awards made to the same individuals in either fiscal 2007 or 2008. The following table summarizes the option awards to the group consisting of our five continuing named executive officers during fiscal 2007–2010:

Fiscal Year	Shares Subject to Aggregate Option Awards	Aggregate Grant Date Fair Value ($)
2010	261,000	1,538,856
2009	190,000	391,400
2008	149,500	2,183,896
2007	141,500	2,014,394

The continuing volatility of the price of our common stock has similarly affected the award of options for fiscal 2011, which were approved by the compensation committee on December 1, 2010. These option awards to each of our continuing named executive officers are summarized in the table on page 20, and for each of those individuals involves the same number of shares as the fiscal 2010 option award, except for Mr. Radloff, whose award size was increased to reflect his recent promotion to chief financial officer. Despite the fact that the number of shares subject to option awards to these individuals as a group increased from 261,000 to 275,000, the aggregate grant date fair value of these awards decreased from $1,538,856 in fiscal 2010 to an estimated $665,500 for the fiscal 2011 awards. This decrease reflected the fact that the exercise price of the fiscal 2010 option grants is $7.35, while the exercise price for the fiscal 2011 grants is $3.03.

The variability of the grant date fair values of option awards in recent years has had a significant impact on the target TDC of our named executive officers from year to year. This has particularly been the case for our chief executive officer, for whom variations in the grant date fair value of option awards have accounted for 90% or more of the year-to-year variations in target TDC in recent years. The graph below shows the target TDC for our chief executive officer, Mr. Fortun, during each of the last five fiscal years, as well as an estimated amount for fiscal 2011. The fiscal 2011 amount consists of the base salary and target annual cash incentive amounts approved by the compensation committee on December 1, 2010 and the estimated grant date fair value for his fiscal 2011 option award. The lower target TDC for each year in the fiscal 2009–2011 period as compared to fiscal 2007 and 2008 reflects the position taken by the compensation committee described earlier that while the company’s stock price remained severely depressed, it could not issue stock option awards with grant date fair values comparable to those in fiscal 2007–2008. At the same time, however, the compensation committee also recognized the importance to the company, in the face of salary reductions, severely underwater option awards and annual cash incentive plan targets that became unachievable, of recognizing the efforts of Mr. Fortun and other members of management to respond to extraordinarily challenging industry and economic conditions by providing option awards involving a larger number of shares. For Mr. Fortun, the largest increase in the number of option shares received (15,000) occurred from fiscal 2008 to 2009, a smaller increase (10,000 shares) occurred from fiscal 2009 to 2010, and there was no increase from fiscal 2010 to 2011. Nevertheless, due to stock price volatility, his target TDC plunged from fiscal 2008 to 2009, partially recovered from fiscal 2009 to 2010, and then returned to the fiscal 2009 level in fiscal 2011.

Target TDC for CEO

Given the nature of the variable compensation components, the actual compensation paid out under the annual cash incentive plan or realizable through the exercise of vested stock options can and does vary significantly from targeted compensation levels. Whether and to what degree the company and its divisions achieve their pre-established financial and operational performance goals under the annual cash incentive plan, and the degree to which the company’s stock price appreciates, if at all, as a result of this financial and operational performance, together determine the degree to which compensation that is actually realized or realizable corresponds to targeted compensation amounts. When we surpass performance objectives, our executives are rewarded accordingly through the operation of these variable components, but when we fall short of our objectives, compensation actually received decreases correspondingly. As noted earlier, during the past three years, the company’s performance has been such that the TDC actually received by our executive officers has essentially consisted solely of base salary.

As an example, the following table shows that the actual TDC received and receivable by our chief executive officer during the past five fiscal years (2006–2010) was only 34.1% of his target TDC for those years. For purposes of this table, target TDC includes (a) base salary for each year, (b) the target payout under the annual cash incentive plan for each year, and (c) the grant date fair value of the stock option awards received during the five-year period. On the other hand, actual TDC for the five-year period includes (a) base salary for each year, (b) the actual amounts received under the annual cash incentive plan for the five-year period, and (c) the in-the-money value as of the last day of the five-year period of exercisable stock options granted during the five-year period.

Time Period	CEO Target TDC	CEO Actual TDC	CEO Actual TDC as Percentage of CEO Target TDC
Fiscal 2006-2010	$9,570,534	$3,266,893	34.1%

Market Competitiveness Review

We use the Radford Global Technology and Global Life Sciences Surveys as our primary sources of market information about executive compensation practices because they reflect compensation practices in the technology and life sciences industries. We also include the Towers Watson Report on Top Management Compensation in our annual market review to add a perspective of the broader manufacturing labor market. In utilizing these surveys, we focus primarily on the compensation practices of those organizations considered most comparable to our company in terms of annual revenue, number of employees and/or location. The compensation data derived from these surveys is used to inform the compensation committee’s decisions. This includes decisions on base salary, annual cash incentive, long-term equity incentives and allocations between these three components of total direct compensation. The compensation committee does not establish specific compensation parameters for each position based on the survey data.

Management Involvement in Compensation Process

Management’s involvement in the executive compensation process includes an analysis and presentation to the compensation committee of market data for each executive officer position. Management also presents the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and all members of the board of directors to determine the recommended level of compensation. The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. The compensation committee’s recommendations on base salary and annual cash incentive for the chief executive officer and the chairman of the board are presented to the independent directors for approval. The compensation committee’s recommendations for the remaining executive officers are presented to the full board for approval.

Use of Consultants

Historically, our compensation committee has not used outside compensation consultants, but has chosen to use a variety of tools and resources, including regular updates at their scheduled meetings, to assure that the committee members are well informed on current issues and trends related to executive compensation. During fiscal 2010, however, the compensation committee engaged Towers Watson to provide advice and assistance in connection with the design and approval of the 2011 Equity Incentive Plan that is being presented to our shareholders for their approval at the 2011 annual meeting of shareholders. Towers Watson provided no other services to the company during fiscal 2010 beyond these executive compensation consulting services.

Base Salary

Annual base salaries are set by the compensation committee early in each fiscal year after giving consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as the responsibilities of the position; the individual’s experience; individual performance in areas such as leadership, strategic contributions and execution of responsibilities; the company’s financial position; and restructuring and cost reduction efforts.

As part of a company-wide program to restructure operations and reduce costs in response to reduced demand for our products due to the weakened global economic environment, the compensation committee reduced the annual base salary of each executive officer by 5% in May 2008 and again in January 2009. In December 2009, the compensation committee reinstated the annual base salary that was in effect for each executive officer prior to the second salary reduction, effectively increasing their annual base salaries by one-half of the amount of the previous salary reductions. Other than an increase in base salary for Mr. Radloff upon his promotion to chief financial officer in September 2010, no other increases in base salaries have been received by the named executive officers since December 2007.

Annual Cash Incentive

An annual cash incentive target amount, expressed as a percentage of base salary, was established by the compensation committee for each named executive officer at the beginning of fiscal 2010 (or upon hiring, in the case of Mr. Polacek) and is set forth in the second column of the table below. These percentages were unchanged from the previous fiscal year, and were set by the compensation committee giving consideration to the responsibilities of each position, market data and the intent to link a significant portion of each executive’s total compensation opportunity to the annual performance of the company.

In structuring the annual cash incentive plan for fiscal 2010, the compensation committee sought to utilize performance measures that would be related to both the near- and long-term success of the company and the value provided to our shareholders. The fiscal 2010 annual cash incentive plan incorporated both corporate financial measures and divisional strategic and financial measures. The corporate financial measures for fiscal 2010 were

Earnings Before Taxes (“EBT”) for the fiscal year and Cash and Liquid Investments Balances (“CLIB”) held by the company at fiscal year end. The allocation of each named executive officer’s annual cash incentive opportunity for fiscal 2010 among these performance measures is set forth in the last four columns of the following table.

	Incentive Target Amount as % of Base Salary	Portion of Annual Cash Incentive Dependent on Achievement of:
Name		Corporate EBT Goal	Corporate CLIB Goal	Disk Drive Components Division Goals	BioMeasurement Division Goals
Mr. Fortun	100%	30%	20%	25%	25%
Mr. Radloff	40%	30%	20%	25%	25%
Mr. Penn	60%	24%	16%	—	60%
Mr. Schaefer	50%	30%	20%	25%	25%
Ms. Skarvan	50%	30%	20%	50%	—
Mr. Ingleman	50%	30%	20%	25%	25%
Mr. Polacek	50%	30%	20%	25%	25%

Achievement of threshold performance with respect to any performance measure would ordinarily result in a payout of 50% of the target payout allocated to that performance measure, while meeting or exceeding the specified maximum level of performance with respect to any performance measure would ordinarily result in a payout of 200% of the target payout allocated to that performance measure. The compensation committee did, however, specify that total payouts under the annual cash incentive plan for fiscal 2010 could not exceed the sum of 50% of the first $6.4 million of our actual EBT and 25% of our actual EBT in excess of $6.4 million. If the amount of EBT available for annual cash incentive payments in 2010 according to this formula proved to be less than incentive amounts that would otherwise be payable, incentive payouts would be reduced proportionately or eliminated if the company failed to achieve positive EBT.

EBT has been used for a number of years as a corporate financial measure in the annual cash incentive plan. The compensation committee set specific EBT goals for fiscal 2010 with the intention of creating an incentive for achieving positive earnings performance and potentially above targeted EBT levels. Recognizing the challenges presented by difficult industry and general economic conditions and the level of our investments in new disk drive component manufacturing technology and in our BioMeasurement Division, the EBT performance levels for fiscal 2010 as shown in the table below were set at lower absolute levels than in previous years and with less spread between the levels. Performance between the specified threshold, target and maximum levels for EBT would result in a proportionate payout between the indicated payout levels. The compensation committee added the CLIB measure in fiscal 2010 to ensure appropriate focus on cash management in light of current business and economic conditions. The following table summarizes the fiscal 2010 corporate financial goals and the company’s actual performance:

	Performance Level			Actual Performance
Performance Measures	Threshold	Target	Maximum
Earnings Before Taxes (EBT)	Breakeven	$6.4 million	$19.2 million	$(60.3) million
Cash & Liquid Investments Balance (CLIB)	$90 million	$100 million	$150 million	$ 104.5 million

When establishing the divisional strategic goals, the compensation committee approved threshold, target and maximum goals for each performance measure. The two equally weighted strategic and financial measures selected by the compensation committee for the Disk Drive Components Division for fiscal 2010 consisted of reductions in per unit production costs and specified milestones related to the startup of our manufacturing facility in Thailand. The measures selected for the BioMeasurement Division for fiscal 2010 involved division revenue (accounting for 40% of divisional goals) and revenue from repeat customers, scope of InSpectraTM StO2 product use at specified medical centers, and the rollout of a new product (each accounting for 20% of divisional goals). These measures were selected and the related goals established because of their importance not only to performance in fiscal 2010, but also to the longer-term success of the respective divisions. The compensation committee intends that the level of difficulty of the divisional goals is such that they will drive continuous improvement in our company, and believes that the difficulty of achieving the specified divisional goals during fiscal 2010 was comparable to the difficulty of achieving the corporate financial goals.

Although the compensation committee retains the authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company, no such adjustments were made for fiscal 2010.

Because the company did not achieve positive EBT in fiscal 2010, no annual cash incentive plan payouts were made to executive officers for fiscal 2010. The degree to which the annual cash incentive plan payouts have been made for the five most recent fiscal years, expressed as a percentage of target payout, are shown in the table below:

Fiscal Year
2010	2009	2008	2007	2006
0%	0%	0%	12.5%	25%

Long-Term Equity Incentive

We use stock options with an exercise price equal to the fair market value of our common stock on the date of grant as our long-term equity incentive because they deliver value to the employee only if our shareholders realize appreciation in the value of their shares held over the same period.

Our annual option granting process begins with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within our industry and guidelines published by institutional investors and proxy advisory services. The compensation committee increased the pool of shares available for option awards in fiscal 2010 to approximately 4% of the shares outstanding at the beginning of the fiscal year from the 3% level used in fiscal 2009. The increased number of option shares awarded for fiscal 2010 remains at or below average annual run rates for companies in the technology industry and within guidelines published by proxy advisory services. As was the case when the pool of option shares to be awarded was increased in fiscal 2009, the compensation committee believes that such an increase in award sizes is necessary because the substantial decline in our stock price has substantially reduced the performance and retention incentives provided by our existing option awards, most of which are deeply “underwater.”

Once the size of the available option pool is determined, management then develops recommended percentage allocations of the total shares available for the annual grant to each of four employee groups to assure that we are consistent with market practices for distributing our long-term equity incentives among our executive officers, director-level employees, middle managers and non-management key contributors. Recommended option grants to individuals within each group are based on an assessment of their value relative to their peers. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provides option grant recommendations to the compensation committee for review and approval. The chief executive officer’s option grant is determined by the compensation committee. All annual option grants for employees are approved by the compensation committee at its last regularly scheduled meeting of each calendar year. This meeting is scheduled a minimum of a year in advance and typically is held in the last week of November or the first week of December. The compensation committee has also delegated limited authority to the chief executive officer to make option awards to employees other than executive officers.

The following table summarizes option awards during the past three fiscal years to our named executive officers, and is provided to assist in distinguishing the grant date fair value of these awards as reported in the Summary Compensation Table on page 38 from the realizable value of those awards at the most recent fiscal year-end (“Intrinsic Value at 9/26/10”) and from amounts actually realized from the exercise of options during each of the past three fiscal years:

Name	Fiscal Year	Options Awarded (# shares)	Grant Date Fair Value ($)	Intrinsic Value at 9/26/10 ($)(1)	Value Realized from Exercise of Prior Year Grants ($)(2)
Wayne M. Fortun	2010	100,000	589,600	(397,000)	—
	2009	90,000	185,400	31,500	—
	2008	75,000	1,095,615	(1,712,250)	4,000

David P. Radloff(3)	2010	16,000	94,336	(63,520)	—

Richard J. Penn	2010	55,000	324,280	(218,350)	—
	2009	40,000	82,400	14,000	—
	2008	30,000	438,246	(684,900)	9,781

R. Scott Schaefer	2010	35,000	206,360	(138,950)	—
	2009	20,000	41,200	7,000	—
	2008	14,500	211,819	(331,035)	9,295

Kathleen S. Skarvan	2010	55,000	324,280	(218,350)	—
	2009	30,000	61,800	10,500	—
	2008	20,000	292,164	(456,600)	—

John A. Ingleman(4)	2010	30,000	176,880	(119,100)	—
	2009	20,000	41,200	7,000	—
	2008	14,500	211,819	N/A(4)	1,737

Steven L. Polacek(5)	2010	52,500	328,214	N/A(5)	—

(1)	Represents the difference between the market value of a share of the company’s common stock on September 26, 2010 ($3.38) and the exercise price of the option.

(2)	Relates to options granted in fiscal years prior to fiscal 2009. Represents the difference between the market value of the shares acquired at exercise and the aggregate exercise price of those shares.

(3)	Mr. Radloff was named chief financial officer and became an executive officer of the company on September 3, 2010.

(4)	Mr. Ingleman’s employment with the company ended on August 13, 2010. In connection with his termination, Mr. Ingleman voluntarily surrendered for cancellation all of his option awards other than the awards received in fiscal 2009 and 2010. The compensation committee accelerated the exercisability of those two awards in connection with his termination.

(5)	Mr. Polacek resigned from the company effective September 3, 2010, and as a result forfeited the option award shown.

Severance and Change in Control Arrangements

In August 2010, the compensation committee recommended and the board of directors approved the entry by the company into severance and change in control agreements with several of the company’s officers and other key employees, including the named executive officers other than Messrs. Ingleman and Polacek. These agreements generally provide for payments of severance benefits and health insurance premiums to an executive if the executive’s employment with the company is terminated by the company without cause or by the executive for “good reason,” in either case within 24 months of a change in control of the company or a division of the company. The agreements also provide that these payments will be provided in lieu of payments and benefits that would otherwise be available to the executive under the company’s severance pay plan in connection with such a termination of employment. Payments and benefits available under these agreements and the company’s severance pay plan are described more fully on pages 43–47. The compensation committee believes these severance and change in control agreements are important as a recruitment and retention device, are an important part of a competitive overall compensation program for the executives involved, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing the executives to focus their undivided attention on advancing the interests of the company and its shareholders.

For option awards made prior to January 30, 2008, our 1996 Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control (or the compensation committee may instead choose to cancel and cash out all these stock options). This so-called “single trigger” treatment for option awards had been adopted primarily because it was seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future (despite the risk of losing employment), because it would provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

The 1996 Incentive Plan was amended on January 30, 2008, to provide for “double trigger” treatment of all equity awards made on or after that date. This means that if an equity award continues in place after a change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction. The compensation committee believes this structure is preferable in that it addresses the incentive and retention goals described above, without providing accelerated benefits to executives who continue to enjoy employment after a change in control transaction. The compensation committee also believes this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team.

The payments and benefits payable under the 1996 Incentive Plan and the severance and change in control agreements described above are, however, limited to the degree necessary to avoid making such payments and benefits subject to the excise tax on “parachute payments” under the Code.

Ownership Guidelines

Our board of directors believes that our executive officers should have a significant equity interest in our company and established stock ownership guidelines in 2005 to encourage share ownership. The guidelines specify that our chief executive officer should hold company common stock at least equal in value to five times his annual base salary, and that all vice presidents should have holdings at least equal to two times their annual base salary. Executive officers are expected to hold a minimum of 50% of net profit shares from option exercises until they satisfy the ownership guidelines. Largely as a result of the substantial decline in our stock price since the beginning of 2008, the value of the stockholdings of each of the named executive officers at the end of fiscal 2010 was less than the applicable amount prescribed by the guidelines. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership.

Compensation Actions Taken for Fiscal 2011

In the first quarter of fiscal 2011, our compensation committee approved base salaries, annual cash incentive plan target payout percentages and performance goals, and stock option awards for our named executive officers for fiscal 2011. As part of this process, the compensation committee’s market competitiveness review took into consideration the compensation practices of smaller revenue companies than has been the case in the past, reflecting the company’s decrease in annual revenues during the past several years. Based on this review, the compensation committee determined that Mr. Fortun’s base salary should be decreased by 5%, that Mr. Radloff’s base salary should be increased by 6.4% in light of his promotion to chief financial officer, that Ms. Skarvan’s base salary should be increased by 5% in light of her promotion to senior vice president, and that Mr. Penn’s and Mr. Schaefer’s base salaries should remain unchanged. The compensation committee also approved certain changes to the structure of the annual cash incentive plan. These changes reflect the retention challenges presented by an annual cash incentive program under which there have been no payouts for the past three fiscal years, as well as an emphasis on necessary actions to strengthen our competitive position and improve our market share and cash flow.

With regard to the annual cash incentive plan, while EBT was retained as one of the corporate financial objectives, the objective for fiscal 2011 has been expressed in terms of achieving positive EBT during specified portions of the fiscal year and will no longer serve as an overall limitation on incentive plan payouts. In addition, an objective based on the level of free cash flow achieved during the year has replaced the cash and liquid investments balance objective. The compensation committee believes that these corporate financial objectives, weighted 60% to free cash flow and 40% to EBT, are key indicators of our operating performance and the degree of success we are able to achieve in connection with the actions described above. The balance of the annual cash incentive opportunity for each executive officer continues to be based on achievement of divisional goals, including reductions in per unit production costs and achieving milestones related to the startup of our Thailand manufacturing facility for our Disk Drive Components Division, and revenue growth, reduced operating losses, and market adoption of a new product for our BioMeasurement Division. The weighting of the BioMeasurement Division’s goals in the overall annual cash incentive plan structure has been decreased for Messrs. Fortun, Penn, Schaefer and Radloff.

In December 2010, the compensation committee recommended and the board of directors approved, subject to approval by the company’s shareholders, a new equity incentive plan to replace the existing 1996 Incentive Plan. The new plan, which is described on pages 13–21, will make an additional 1,200,000 shares of our common stock available for issuance in the form of equity-based compensation and will provide the compensation committee with greater flexibility in terms of the types of awards that may be made. The compensation committee believes that the additional shares and the greater flexibility will be critical factors in enabling the company to provide a competitive mix of compensation to its executive officers and other key employees.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

William T. Monahan, Chair

Martha Goldberg Aronson

Gary D. Henley

Russell Huffer

Compensation Risk Assessment

To determine the level of risk arising from our compensation policies and practices, the company conducted a risk assessment and evaluation process that involved representatives of the company’s human resources, finance and internal audit functions. The risk assessment and evaluation examined the compensation programs applicable to our employees generally, including our named executive officers, and included consideration of factors such as the participants involved, the alignment of the programs with the company’s goals and objectives, the incentives the programs provide, and whether the programs represent an appropriate mix of compensation elements. The findings were reviewed by senior management prior to being reviewed and discussed with the compensation committee.

Based upon that assessment, including consideration of the risk-limiting design factors included in our executive compensation program as described below, we concluded that our compensation policies and practices do not encourage excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

As noted, the compensation program for our executive officers is designed to avoid providing incentives for excessive or unnecessary risk taking. The base salary component of our compensation program does not encourage risk taking because it is a fixed amount. Our annual and long-term incentive awards include the following risk-limiting characteristics:

•	annual incentive awards to executive officers are subject to a fixed maximum payout ranging between 70% and 200% of the officer’s base salary;

•	annual incentive awards are subject to a variety of indicators of company-wide and business unit performance, thereby diversifying the risk associated with any single performance indicator;

•

the degree of difficulty in annual cash incentive plan goals established by the compensation committee and board is influenced by their consideration of factors such as the board of directors’ longer-term expectations for earnings growth;

•	the compensation committee and board must approve all incentive awards and payouts for executive officers, and retain the discretion to adjust awards or payouts if they believe circumstances warrant;

•	long-term equity incentive awards vest over multiple years to align the interests of executive officers with long-term shareholder interests; and

•	executive officers are subject to stock ownership guidelines, described on page 36.

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2010, 2009 and 2008 by our “named executive officers,” who are the chief executive officer, the individuals who served as chief financial officer during fiscal 2010 and the next three most highly compensated individuals who were serving as executive officers of our company on September 26, 2010, the last day of our fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Wayne M. Fortun President and Chief Executive Officer	2010 2009 2008	588,465 573,800 613,003	589,600 185,400 1,095,615	— — —	51,665 25,018 26,860	1,229,730 784,218 1,735,478

David P. Radloff(5) Vice President and Chief Financial Officer	2010	201,188	94,336	—	8,403	303,927

Richard J. Penn Senior Vice President and President of the BioMeasurement Division	2010 2009 2008	361,884 353,462 374,724	324,280 82,400 438,246	— — —	28,546 21,830 27,668	714,710 457,692 840,638

R. Scott Schaefer Vice President and Chief Technology Officer	2010 2009 2008	305,556 292,430 318,752	206,360 41,200 211,819	— — —	11,208 19,448 25,341	523,124 353,078 555,912

Kathleen S. Skarvan Senior Vice President and President of the Disk Drive Components Division	2010 2009 2008	291,884 284,595 300,195	324,280 61,800 292,164	— — —	23,328 25,974 29,883	639,492 372,369 622,242

John A. Ingleman(6) Former Senior Vice President and Chief Financial Officer	2010 2009 2008	255,680 293,779 311,932	176,880 41,200 211,819	— — —	301,087 22,741 20,470	733,647 357,720 544,221

Steven L. Polacek(7) Former Senior Vice President and Chief Financial Officer	2010	173,654	328,314	—	13,075	515,043

(1)	The “Salary” column presents the base salary earned during each of the applicable fiscal years. The amounts shown reflect the 5% reductions in base salaries that went into effect in May 2008 and January 2009 and the partial reinstatement that went into effect in December 2009 as discussed earlier under the caption “Compensation Discussion and Analysis.”

(2)	The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the awards granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2010 include the following:

Name	Company Contri- bution to 401(k) Plan ($)	Car Allowance ($)(a)	Financial Planning Assistance ($)(b)	Executive Physical ($)(b)	Travel Stipend ($)(c)	Years of Service Award ($)(d)	Employee Managed Time Off Cash-in ($)(e)	Severance ($)(f)	Total ($)
Wayne M. Fortun	—	11,770	970	—	3,671	1,041	34,213	—	51,665
David P. Radloff	—	347	—	—	—	—	8,056	—	8,403
Richard J. Penn	—	11,770	950	—	—	—	15,826	—	28,546
R. Scott Schaefer	—	8,828	380	—	2,000	—	—	—	11,208
Kathleen S. Skarvan	—	11,770	1,365	371	9,822	—	—	—	23,328
John A. Ingleman	—	7,962	1,274	—	4,000	—	16,503	271,348	301,087
Steven L. Polacek	—	6,000	—	—	—	—	7,075	—	13,075

(a)	The amounts shown for the car allowance represents a cash payment to cover automobile expenses.

(b)	The amounts shown for financial planning assistance and executive physicals are determined by the amounts paid to third-party providers.

(c)	The amounts shown for travel stipends reflect payments made to officers who choose to fly coach class on customer or supplier visits to Asia. Per company policy, such a traveler receives the lower of 50% of the difference between the coach class ticket and a business class ticket or $2,000.

(d)	Represents a payment made to employees upon each five-year anniversary of employment, which amount is then increased to cover the payment of related taxes. Mr. Fortun received an award of $700 in fiscal 2010 for his 35 years of service to our company, which amount was increased $341 to cover the payment of taxes.

(e)	Consists of payments made in fiscal 2010 for Employee Managed Time Off (“EMTO”) hours accrued in fiscal 2008, 2009 and 2010. Until the beginning of fiscal 2011, employees could receive a cash payment for EMTO hours they accrued but did not use. Such payments were suspended in fiscal 2008 and 2009, but the hours still accrued until the employee elected a cash payment in fiscal 2010. Starting with fiscal 2011, the company’s EMTO policy has changed so that cash payments will no longer be made.

(f)	See “Potential Payments Upon Termination or Change in Control” on page 43 of this proxy statement for more information about severance payments.

(5)	Mr. Radloff has been our Vice President and Chief Financial Officer since September 3, 2010. Prior to that appointment, he was our Corporate Controller.

(6)	Mr. Ingleman was our Senior Vice President and Chief Financial Officer until March 8, 2010. From March 8, 2010 until August 13, 2010, he was our Senior Vice President of Administration.

(7)	Mr. Polacek was our Senior Vice President and Chief Financial Officer from March 8, 2010 until September 3, 2010.

Grants of Plan-Based Awards

For services during fiscal 2010, the named executive officers received two types of plan-based awards: (a) stock option awards granted on December 2, 2009 under the 1996 Incentive Plan (Mr. Polacek’s stock option award was granted on March 8, 2010, the day his employment commenced) and (b) an award under our annual cash incentive plan, which would have been payable in the first quarter of fiscal 2011 if performance objectives had been achieved.

Option Awards Under the 1996 Incentive Plan

Option awards granted under the 1996 Incentive Plan during fiscal 2010 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the participant’s options will immediately vest and become fully exercisable, and will remain exercisable for three years after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If a participant’s employment ends for any reason other than death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends.

In the event of a merger or consolidation involving our company, the compensation committee may replace outstanding options with replacement options relating to the stock of the surviving or acquiring corporation (or its parent), or with shares of the surviving or acquiring corporation (or its parent) with a fair market value equal to the aggregate spread of the options being replaced. If no such replacement is made, or in the event of our dissolution, liquidation or sale of substantially all of our assets, the compensation committee may declare that each option will be canceled at the time of the triggering event. In connection with such a declaration, the exercisability of each option will be accelerated. Upon a change in control of our company, each outstanding option granted before January 30, 2008 will become immediately exercisable in full.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2010 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company and its Disk Drive Components and BioMeasurement Divisions against the relevant financial and strategic business goals.

For each executive officer other than Mr. Penn, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved a corporate financial goal; 40% of Mr. Penn’s total cash incentive opportunity was dependent on the corporate financial goal. Sixty percent of the corporate financial goal was based on pre-established EBT objectives for fiscal 2010, and the remaining 40% was based on pre-established objectives for our CLIB at the end of fiscal 2010. Total cash incentive payouts could not exceed the sum of 50% of the first $6.4 million of our actual EBT for fiscal 2010 and 25% of our actual EBT in excess of $6.4 million. If the amount of EBT available for annual cash incentive payments in fiscal 2010 according to this formula proved to be less than incentive amounts that would otherwise be payable, incentive payouts would be reduced proportionately or eliminated if our company failed to achieve positive EBT.

The other 50% (60% for Mr. Penn) of the total cash incentive opportunity for each executive officer under the annual cash incentive plan for fiscal 2010 was dependent on the degree to which the Disk Drive Components Division or the BioMeasurement Division achieved specified strategic business goals. Executive officers who provide corporate support to both divisions had the 50% of their annual cash incentive opportunity that was based on the achievement of divisional strategic business goals divided equally between the strategic goals established for our Disk Drive Components Division and for our BioMeasurement Division.

Because the company did not achieve positive EBT in fiscal 2010, no annual cash incentive plan payouts were made to executive officers.

The following table summarizes stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2010:

Grants of Plan-Based Awards in Fiscal 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Wayne M. Fortun	—	297,503	595,005	1,190,010	—	—	—
	12-2-09	—	—	—	100,000	7.35	589,600
David P. Radloff	—	47,004	94,008	188,015	—	—	—
	12-2-09	—	—	—	16,000	7.35	94,336
Richard J. Penn	—	109,724	219,448	438,896	—	—	—
	12-2-09	—	—	—	55,000	7.35	324,280
R. Scott Schaefer	—	77,210	154,419	308,838	—	—	—
	12-2-09	—	—	—	35,000	7.35	206,360
Kathleen S. Skarvan	—	73,873	147,566	295,131	—	—	—
	12-2-09	—	—	—	55,000	7.35	324,280
John A. Ingleman(7)	—	65,000	130,000	260,000	—	—	—
	12-2-09	—	—	—	30,000	7.35	176,880
Steven L. Polacek(7)	—	87,500	175,000	350,000	—	—	—
	3-8-10	—	—	—	52,500	7.76	328,314

(1)	These columns present possible payouts under the annual cash incentive plan for fiscal 2010. As reported in the Summary Compensation Table (under the column “Non-Equity Incentive Plan Compensation”), no amounts were paid to any named executive officer under the fiscal 2010 annual cash incentive plan.

(2)	Total payouts under the annual cash incentive plan for fiscal 2010 were limited to the sum of 50% of the first $6.4 million of our actual EBT for the year and 25% of our actual EBT in excess of $6.4 million, and no amounts were payable if the company did not achieve positive EBT for fiscal 2010.

(3)	Target amounts represent a percentage of each named executive officer’s base salary: 100% for Mr. Fortun, 60% for Mr. Penn, 50% for each of Messrs. Schaefer, Ingleman and Polacek and Ms. Skarvan, and 40% for Mr. Radloff. The target amounts were calculated based on each named executive officer’s base salary in effect as of the end of fiscal 2010 or, for Mr. Ingleman and Mr. Polacek, the base salary in effect at the time their employment terminated.

(4)	Maximum amounts represent 200% of each named executive officer’s target amount.

(5)	The exercise price of options awarded during fiscal 2010 was the closing sale price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.

(6)	Represents the grant date fair value of options awarded during fiscal 2010 computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2010, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2010.

(7)	Messrs. Ingleman and Polacek would not have been eligible to receive payout under their annual cash incentive plan awards because their employment terminated before the end of the fiscal year.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 26, 2010. The equity awards consist solely of stock options granted under the 1996 Incentive Plan.

Outstanding Equity Awards at Fiscal 2010 Year-End

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Wayne M. Fortun	11-15-00	50,000	—	19.13	11-15-10
	11-28-01	50,000	—	21.64	11-28-11
	11-20-02	50,000	—	24.77	11-20-12
	11-19-03	40,000	—	32.38	11-19-13
	12-1-04	40,000	—	32.77	12-1-14
	11-30-05	40,000	—	27.46	11-30-15
	11-29-06	75,000	—	23.05	11-29-16
	11-28-07	37,500	37,500	26.21	11-28-17
	12-3-08	—	90,000	3.03	12-3-18
	12-2-09	—	100,000	7.35	12-2-19
Total		382,500	227,500

David P. Radloff	11-15-00	5,870	—	19.13	11-15-10
	11-28-01	5,770	—	21.64	11-28-11
	11-20-02	5,730	—	24.77	11-20-12
	11-19-03	4,520	—	32.38	11-19-13
	12-1-04	5,000	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	10,000	—	23.05	11-29-16
	11-28-07	5,000	5,000	26.21	11-28-17
	12-3-08	—	10,000	3.03	12-3-18
	12-2-09	—	16,000	7.35	12-2-19
Total		47,890	31,000

Richard J. Penn	11-15-00	10,780	—	19.13	11-15-10
	11-28-01	11,380	—	21.64	11-28-11
	11-20-02	15,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	30,000	—	23.05	11-29-16
	11-28-07	15,000	15,000	26.21	11-28-17
	12-3-08	—	40,000	3.03	12-3-18
	12-2-09	—	55,000	7.35	12-2-19
Total		123,210	110,000

R. Scott Schaefer	11-15-00	16,000	—	19.13	11-15-10
	11-28-01	16,000	—	21.64	11-28-11
	11-20-02	16,000	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	14,500	—	27.46	11-30-15
	11-29-06	14,500	—	23.05	11-29-16
	11-28-07	7,250	7,250	26.21	11-28-17
	12-3-08	—	20,000	3.03	12-3-18
	12-2-09	—	35,000	7.35	12-2-19
Total		109,800	62,250

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date

Kathleen S. Skarvan	11-20-02	6,290	—	24.77	11-20-12
	11-19-03	12,800	—	32.38	11-19-13
	12-1-04	11,500	—	32.77	12-1-14
	11-30-05	12,000	—	27.46	11-30-15
	11-29-06	12,000	—	23.05	11-29-16
	11-28-07	10,000	10,000	26.21	11-28-17
	12-3-08	—	30,000	3.03	12-3-18
	12-2-09	—	55,000	7.35	12-2-19
Total		64,590	95,000

John A. Ingleman(2)	12-3-08	20,000	—	3.03	8-13-13
	12-2-09	30,000	—	7.35	8-13-13
Total		50,000	—

Steven L. Polacek(3)		—	—

(1)	Each currently unvested stock option will vest and become exercisable as to 50% of the shares subject to the option on each of the second and third anniversaries of the date of grant.

(2)	Upon the termination of Mr. Ingleman’s employment, he voluntarily surrendered all of the option awards he had been granted prior to December 3, 2008 and the compensation committee accelerated the vesting and exercisability of the option awards he was granted on December 3, 2008 and December 2, 2009. The accelerated awards will be exercisable by Mr. Ingleman for three years after the date of his employment termination.

(3)	Mr. Polacek’s 52,500 stock options, which were granted to him when he joined the company, were forfeited upon the termination of his employment.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options or had any other form of stock award that vested during fiscal 2010.

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the company occurs.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management. Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change.

The severance pay plan provides that each of the chief executive officer, chief financial officer, chief technology officer and divisional presidents will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months.

Different tiers of benefits are provided to vice presidents, to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Severance and Change in Control Agreements

In August 2010, the compensation committee recommended and the board of directors approved a form of severance and change in control agreement to be entered into with several of the company’s officers and other key employees. All of the continuing named executive officers entered into such an agreement before the end of fiscal 2010. Pursuant to the agreement, each continuing named executive officer will be eligible to receive specified payments and benefits if our company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with our company for good reason, within 24 months following a “change in control event.” Under the agreement, a “change in control event” generally means the occurrence of any of the following:

•	any person becomes the beneficial owner of 50% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors on the effective date of the agreement or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated;

•	our shareholders approve a complete liquidation or dissolution of our company; or

•	the sale, discontinuation or disposition of all or substantially all, or a material portion of, the business or assets of a division to which such key employee was assigned.

A change in control event will not, however, occur in connection with a transaction described if 50% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits to which the officer would otherwise be entitled under the company’s severance pay plan in connection with such a termination of employment.

The payments and benefits that may be paid to the continuing named executive officers under the agreement as a result of such a termination of employment are (a) an amount equal to two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 24 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

Equity Incentives

Under the 1996 Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, a stock option will remain exercisable for a certain period of time after the date employment ends only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends.

For option awards made prior to January 30, 2008, the 1996 Incentive Plan provides that these outstanding stock options will vest immediately and may be exercised in full in connection with a change in control of our company (or the compensation committee may instead choose to cancel and cash out all these stock options). The 1996 Incentive Plan was amended on January 30, 2008 to provide that exercisability or vesting of awards made on or after January 30, 2008 will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced. Under the 1996 Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•

a majority of our board of directors no longer consists of individuals who were directors at the time the 1996 Incentive Plan was adopted or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated; or

•	our shareholders approve a complete liquidation or dissolution of our company.

A change in control will not, however, occur in connection with a transaction described if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the 1996 Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax on “parachute payments” under the Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the 1996 Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•

declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Estimated Payments That Would Have Been Made to Messrs. Fortun, Radloff, Penn and Schaefer and Ms. Skarvan

The compensation amounts shown below are estimates of the amounts that would have become payable to each named executive officer employed by our company on September 24, 2010, the last business day of our most recent fiscal year, if his or her employment had terminated on such date. The calculations for severance in connection with a change in control assume that the change in control and severance both occurred on the last business day of the fiscal year.

	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
Wayne M. Fortun
Severance Pay Plan(1)	902,287	—	—
Severance and Change in Control Agreement(2)	—	1,804,573	—
Acceleration under 1996 Incentive Plan(3)	—	31,500	31,500

Total	902,287	1,836,073	31,500

David P. Radloff
Severance Pay Plan(1)	367,805	—	—
Severance and Change in Control Agreement(2)	—	594,598	—
Acceleration under 1996 Incentive Plan(3)	—	3,500	3,500

Total	367,805	598,098	3,500

Richard J. Penn
Severance Pay Plan(1)	563,897	—	—
Severance and Change in Control Agreement(2)	—	981,494	—
Acceleration under 1996 Incentive Plan(3)	—	14,000	14,000

Total	563,897	995,494	14,000

R. Scott Schaefer
Severance Pay Plan(1)	463,624	—	—
Severance and Change in Control Agreement(2)	—	772,829	—
Acceleration under 1996 Incentive Plan(3)	—	7,000	7,000

Total	463,624	779,829	7,000

Kathleen S. Skarvan
Severance Pay Plan(1)	457,973	—	—
Severance and Change in Control Agreement(2)	—	768,380	—
Acceleration under 1996 Incentive Plan(3)	—	10,500	10,500

Total	457,973	778,880	10,500

(1)	Lump sum payment equal to 1.5 times annual base salary; average annual cash incentive payout for fiscal 2008, 2009 and 2010; and 12 months of medical and dental insurance premiums.

(2)	Lump sum payment equal to two times annual base salary, target annual cash incentive amount for fiscal 2010, and 24 months of medical and dental insurance premiums.

(3)	The value of the acceleration is equal to the difference between the fair market value of our stock on September 24, 2010 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market) and the exercise price of each unvested option.

Payments Made to Messrs. Ingleman and Polacek Upon Termination of Their Employment in Fiscal 2010

Upon the termination of Mr. Ingleman’s employment on August 13, 2010, he received a lump sum payment under the severance pay plan. As senior vice president of administration at the time of his termination, his payment under the plan consisted of one times his annual base salary ($260,000); the average annual cash incentive payment he had received for fiscal 2007, 2008 and 2009 ($6,458); and six months of medical and dental insurance premiums ($4,890), for a total severance payment of $271,348.

In addition, Mr. Ingleman voluntarily surrendered the option awards he had been granted under the 1996 Incentive Plan prior to December 3, 2008, and the compensation committee accelerated the vesting and exercisability of the option awards he was granted on December 3, 2008 and December 2, 2009. The value Mr.

Ingleman received for the acceleration of these options, calculated as the difference between the fair market value of our stock on September 24, 2010 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market) and the exercise price of each unvested option, is $7,000.

Mr. Polacek did not receive a severance payment upon the termination of his employment on September 3, 2010, and his stock options under the 1996 Incentive Plan were forfeited.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 26, 2010 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	3,910,909	(1)	18.39	1,471,497	(2)
Equity Compensation Plans Not Approved by Securityholders	—		—	87,419	(3)
Total	3,910,909			1,558,916

(1)	Reflects securities to be issued under the 1996 Incentive Plan.

(2)	Includes securities available for future issuance under the 1996 Incentive Plan other than upon the exercise of an outstanding option.

(3)	Includes securities available for future issuance under the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan, through which our non-employee directors can elect to receive some or all of the retainer payments to which they are entitled in the form of shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10% of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file on a timely basis during fiscal 2010 any required report.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 26, 2010, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010 for filing with the SEC.

Audit Committee:

Thomas R. VerHage, Chair

Mark A. Augusti

W. Thomas Brunberg

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2010, including financial statements, and a letter to our shareholders are being mailed with this proxy statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Material from the organization holding the account. The Notice contains instructions on how to access our proxy material on the Internet and vote your shares over the Internet and how to request a paper or e-mail copy of our proxy material, including our Annual Report on Form 10-K for fiscal 2010 and the letter to shareholders.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2010 may do so without charge by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Dated: December 10, 2010

Appendix A

HUTCHINSON TECHNOLOGY INCORPORATED

2011 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Hutchinson Technology Incorporated 2011 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.    Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means (i) a Participant’s material breach of any confidentiality, non-solicitation, non-competition, invention assignment or similar agreement with the Company or any Affiliate, (ii) an act or acts of dishonesty undertaken by a Participant resulting in gain or personal enrichment of the Participant at the expense of the Company, (iii) persistent failure by a Participant to perform the duties associated with Participant’s employment or other status as a Service Provider, (iv) any failure by the Participant to materially conform to the Company’s business conduct or ethics code, or (v) the indictment or conviction of the Participant for a felony.

(f) “Change in Control” means one of the following:

(1) any individual, entity or Group (a “Person”) becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company’s Voting Securities, except that the following shall not constitute a Change in Control: (A) any acquisition or beneficial ownership by the Company or a Subsidiary; (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more Subsidiary; (C) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan, or any repurchase or other acquisition by the Company of its Voting Securities that causes any Person to become the beneficial owner of 30% or more of the Company’s Voting Securities, in either case so long as such Person does not acquire beneficial ownership of additional Company Voting Securities after the Person initially became the beneficial owner of 30% or more of the Company’s Voting Securities by one of the means described in this clause (C); or (D) any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 70% of the combined voting power of such entity’s then outstanding Voting Securities is beneficially owned, directly or indirectly, by all or substantially all of the Persons who beneficially owned the Company’s Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such acquisition;

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board; or

(3) The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 70% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

(i) “Company” means Hutchinson Technology Incorporated, a Minnesota corporation, or any successor thereto.

(j) “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who is elected as a director of the Company subsequent to the effective date of the Plan and whose initial election, or nomination for initial election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors.

(k) “Corporate Transaction” means a reorganization, merger or consolidation of the company, a statutory exchange of outstanding Voting Securities, or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(p) “Full Value Award” means an Award other than an Option or Stock Appreciation Right.

(q) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(r) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(s) “Non-Employee Director” means a member of the Board who is not an Employee.

(t) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(u) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(v) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(w) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(x) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(y) “Plan” means this Hutchinson Technology Incorporated 2011 Equity Incentive Plan, as amended and in effect from time to time.

(z) “Prior Plan” means the Hutchinson Technology Incorporated 1996 Incentive Plan, as amended and restated as of October 10, 2008.

(aa) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd) “Share” means a share of Stock.

(ee) “Stock” means the common stock, $0.01 par value, of the Company.

(ff) “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg) “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(jj) “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

3.    Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and

(4) taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,200,000, plus any Shares remaining available for future grants under the Prior Plan on the effective date of this Plan. After the effective date of the Plan, no additional awards may be granted under the Prior Plan. Shares issued under the Plan shall come from authorized and unissued Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as 1.25 Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited or expires or is settled for cash shall, to the extent of such forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of an option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that stock appreciation right upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall increase the total number of Shares available for grant under Section 4(a) by (i) one Share if such Share was subject to an Option or Stock Appreciation Right under the Plan or to a stock option or stock appreciation right award under the Prior Plan, and (ii) 1.25 Shares if such Share was subject to a Full Value Award under the Plan or to an award other than a stock option or stock appreciation right award under the Prior Plan.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and in connection with any calculation under the Plan that would otherwise result in the issuance or withholding of a fractional Share, the number of Shares shall be rounded down to the nearest whole Share.

(f) Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 250,000 Shares.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.    General Terms of Awards.

(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within 30 days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of

Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions as it may determine, subject to the following limitations:

(1) A Full Value Award that vests solely as the result of the passage of time and continued Service by the Participant shall be subject to a vesting period of not less than three years from the applicable Grant Date (but permitting pro rata vesting over such vesting period); and

(2) A Full Value Award whose vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (1) and (2) above will not, however, apply: (i) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards); (ii) upon a Change in Control; (iii) to termination of Service due to death or Disability; (iv) to termination of Service after a Participant has reached the age of 55 and has been a Service Provider for at least ten years (whether or not consecutive); (v) to a Substitute Award that does not reduce the vesting period of the award being replaced; and (vi) Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a written or electronic form approved by the Committee and shall be effective upon its receipt by the Company or an agent selected by the Company.

(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period ending at 5:00 p.m. Central Time on the day that is three months after the date of such termination, regardless of whether such day is a business day, provided that if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period ending at 5:00 p.m. Central Time on the day that is one year after the date of such termination, regardless of whether such day is a business day. However, if a Participant has been a Service Provider for at least ten years (whether or not consecutive) and the termination of Service for any reason other than Cause, death or Disability occurs after the Participant has reached age 55, then the currently vested and exercisable portions of Options and SARs may be exercised for a period ending at 5:00 p.m. Central Time on the day that is three years after the date of such termination, regardless of whether such day is a business day.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period ending at 5:00 p.m. Central Time on the day that is one year after the date of such termination, regardless of whether such day is a business day.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, divisional or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

7.    Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards.

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including payment under a broker-assisted sale and remittance program acceptable to the Committee or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8.    Stock Appreciation Rights.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified exercise price that shall not be less than 100% of the Fair Market Value of such Shares on the Grant Date of the Stock Appreciation Right, except in the case of Substitute Awards.

(b) Exercise of SAR. Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after its scheduled expiration. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.

9.    Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent. Such book-entry shall be subject to transfer restrictions and accompanied by an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

(c) Dividends and Distributions. Except as otherwise provided in an applicable Agreement, any dividends or distributions (other than regular quarterly cash dividends in the case of Restricted Stock Awards that are subject only to service-based vesting conditions) paid with respect to Shares subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate.

10.    Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered

Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions necessary to avoid adverse tax consequences specified in Code Section 409A.

11.    Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 — Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1) Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Sections 12(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

(2) Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The accelerated exercisability of any Option or SAR pursuant to this Section 12(b)(2) and the exercise of any Option or SAR whose exercisability is so accelerated shall be conditioned upon the consummation of the Corporate Transaction, and any such exercise shall be effective only immediately before such consummation.

(3) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4) Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within one year after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of Service, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(c) Change in Control. In connection with a Change in Control that does not involve a Corporate Transaction, the Committee may provide (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within one year of the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(3). The Committee will not be required to treat all Awards similarly in such circumstances.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event the shareholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

(e) Limitation on Change in Control Payments. Notwithstanding anything in Section 12(b) or 12(c) to the contrary, if, with respect to a Participant, the acceleration of the vesting and exercisability of any Award or the payment of cash in exchange for all or part of any Award as provided in Section 12(b) and 12(c) (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then such acceleration and payments pursuant to Section 12(b) or 12(c) shall be reduced to the largest amount as, in the sole judgment of the Committee, will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.    Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan within 12 months of its approval by the Board, the Plan shall be of no further force or effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Affiliate, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is first approved by the Company’s shareholders.

16.    Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17.    Performance-Based Compensation.

(a) Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Compliance with Code Section 162(m). If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c) Limitations. Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be the subject of Full Value Awards of Performance-Based Compensation granted to any Participant during any calendar year shall not exceed 150,000 Shares.

(d) Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow or free cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; total shareholder return; asset quality; non-performing assets; revenue growth; operating income; operating assets; improvement in or attainment of expense level, cost saving or cost per unit goals; economic value added; market penetration goals and improvement in or attainment of working capital levels. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

18.    Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book-entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(e)(4), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Compensation Recoupment Policy. Awards may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

Appendix B

HUTCHINSON TECHNOLOGY INCORPORATED

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated January 20, 2011)

1.    Purpose and Scope of Plan. The purpose of this Hutchinson Technology Incorporated Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Hutchinson Technology Incorporated (the “Company”) and its participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

The Plan includes two components: a Section 423 Component and a Non-423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Except as otherwise indicated, the Non-423 Component will operate and be administered in the same manner as the Section 423 Component.

The Plan was originally approved by the Company’s Board on November 18, 1998 and approved by the Company’s shareholders on January 26, 1999. The Board approved this amendment and restatement of the Plan on December 1, 2010, and this amendment and restatement of the Plan will become effective on January 20, 2011, subject to approval by the Company’s shareholders at the annual meeting of shareholders held on such date.

2.    Definitions.

2.1.	The terms defined in this section are used (and capitalized) elsewhere in this Plan:

(a) “Affiliate” means each domestic or foreign corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Code Sections 424(e) and 424(f) or any successor provision and whose participation in the Plan the Board of Directors has expressly approved.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Compensation Committee of the Board or such other committee of non-employee directors appointed by the Board to administer the Plan as provided in Section 13.

(e) “Common Stock” means the common stock, par value $.01 per share, of the Company.

(f) “Company” means Hutchinson Technology Incorporated, a Minnesota corporation.

(g) “Corporate Transaction” means (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the rights to purchase Shares granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (ii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company (other than any shareholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, or (iii) the sale of substantially all of the assets of the Company.

(h) “Designated Affiliate” means any Affiliate which has been expressly designated by the Board or Committee as a corporation whose Eligible Employees may participate in the Plan. The Board shall have the power and authority to designate from time to time which Designated Affiliates shall participate in the Section 423 Component and which Designated Affiliates shall participate in the Non-423 Component.

(i) “Eligible Compensation” means the gross cash compensation (including wages, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the Participant’s terms of employment, but shall not include any employer contributions to a 401(k) or other retirement plan, stock option gains or other any amount included in income with respect to equity-based incentive awards, allowances or any similar extraordinary remuneration received by such Participant.

(j) “Eligible Employee” means any employee of the Company or a Designated Affiliate whose customary employment is at least 20 hours per week; provided, however, that “Eligible Employee” shall not include any person who would be deemed, for purposes of Code Section 423(b)(3), to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Affiliate. Eligible Employee shall also mean any other employee of a Designated Affiliate in the Non-423 Component of the Plan to the extent that applicable local law requires that participation in the Plan be extended to such employee.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” of a share of Common Stock as of any date means (i) if the Company’s Common Stock is then listed on a national securities exchange, the closing price for a share of such Common Stock on such exchange on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made; or (ii) if the Company’s Common Stock is not then listed on a national securities exchange, such value as the Committee in its discretion may in good faith determine. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.1.

(m) “Non-423 Component” means the component of the Plan that is not intended to meet the requirements set forth in Code Section 423(b) to qualify as an “employee stock purchase plan” under Code Section 423. The grant of options under the Non-423 Component of the Plan may be made pursuant to rules, procedures or sub-plans adopted by the Committee designed to comply with local laws in foreign jurisdictions or to achieve desired tax or other objectives in such jurisdictions.

(n) “Offering” means the right provided to Participants to purchase Shares under the Plan with respect to a Purchase Period.

(o) “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4 and whose participation has not ended pursuant to Section 8.1 or Section 9.

(p) “Plan” means this Hutchinson Technology Incorporated Employee Stock Purchase Plan, as amended and restated, and as may be further amended from time to time, encompassing both the Section 423 Component and the Non-423 Component.

(q) “Purchase Date” means the last Trading Day of a Purchase Period.

(r) “Purchase Period” means a period of six months beginning either (i) on January 1 of each calendar year and ending on the next June 30, or (ii) on July 1 in each calendar year and ending on the next December 31, or such other period of time (but not to exceed 27 months or such longer period as may be permitted under Code Section 423) as may be established by the Committee.

(s) “Recordkeeping Account” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

(t) “Section 423 Component” means the component of the Plan that is intended to meet the requirements set forth in Code Section 423(b) to qualify as an “employee stock purchase plan” under Code Section 423.

(u) “Shares” means shares of Common Stock.

(v) “Trading Day” means a day on which the national stock exchanges in the United States are open for trading.

3.    Scope and Structure of the Plan.

3.1. Shares of Common Stock may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 2,500,000 Shares (subject to adjustment as provided in Section 14.1) may be sold to Eligible Employees pursuant to this Plan, any or all of which may be issued and sold under the Section 423 Component. If the purchases by all Participants in an Offering would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in this Section 3.1, each Participant in that Offering shall be allocated a ratable portion of the remaining number of Shares which may be sold under the Plan.

3.2. This Plan document is an omnibus document that includes a Section 423 Component that is intended to qualify as an “employee stock purchase plan” within the meaning of Code Section 423, and shall be interpreted and administered in a manner consistent with such intent, and a Non-423 Component that permits the issuance and sales of Shares to

Eligible Employees of certain Designated Affiliates that are not intended to satisfy the requirements of Code Section 423.

3.3. The provisions of the Section 423 Component shall be those that are set forth in this Plan document that are consistent with the requirements for qualification under Code Section 423, and shall be administered, construed, interpreted and enforced so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. The Non-423 Component may be subject to additional rules, procedures and sub-plans designed to achieve tax, securities law or other compliance objectives in particular jurisdictions outside the United States, and which may take precedence over contrary provisions in this Plan document. Except as provided to the contrary in such rules, procedures and sub-plans, this Plan document will govern the Non-423 Component which will operate and be administered in the same manner as the Section 423 Component.

4.    Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company before the first day of a Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

5.    Amount of Common Stock Each Eligible Employee May Purchase.

5.1. Subject to the provisions of this Plan, each Participant shall be offered the right to purchase on the Purchase Date the maximum number of shares of Common Stock (including fractional shares) that can be purchased with the entire balance in the Participant’s Recordkeeping Account at the per Share price specified in Section 5.2. Notwithstanding the foregoing, no Participant shall be entitled to:

(a) the right to purchase shares of Common Stock under this Plan and all employee stock purchase plans (within the meaning of Code Section 423(b)), if any, of the Company and its Affiliates that accrues at a rate which in the aggregate exceeds $25,000 of Fair Market Value (determined on the first day of an Offering Period when the right is granted) for each calendar year in which such right is outstanding at any time; or

(b) purchase more than 2,000 shares of Common Stock in any Offering under this Plan, such limit subject to adjustment from time to time as provided in Section 14.1.

5.2. Unless a greater purchase price is established by the Committee for an Offering prior to the commencement of the applicable Purchase Period, the purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of (i) 85% of the Fair Market Value of such share on the first day of the applicable Purchase Period, or (ii) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

6.    Method of Participation.

6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions of such Offering. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the grant of the right to purchase of such shares.

6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form approved by the Committee. An Eligible Employee may elect to have any whole percent of Eligible Compensation withheld as a payroll deduction, but not exceeding ten percent (10%) per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of a Purchase Period. The election shall be effective for the first payday in the Purchase Period immediately following the filing of such election form and shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided. Where applicable law in any jurisdiction prohibits payroll deductions for purposes of the Plan, the Committee may permit Participants in a separate Offering which may be under the Non-423 Component to contribute amounts to the Plan in such other manner as the Committee may provide, subject to the limitations of Section 5.1.

6.3. Each Offering shall consist of a single Purchase Period and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, consistent with the terms of the Plan. The Committee may provide for separate Offerings for the Section 423 Component and the Non-423 Component, and

separate Offerings for different Designated Affiliates within the Non-423 Component, and the terms and conditions of the separate Offerings, including the applicable Purchase Period, need not be consistent. Any Offering under the Section 423 Component shall comply with the requirement of Code Section 423 that all Participants shall have the same rights and privileges for such Offering. The terms and conditions of any Offering shall be incorporated by reference into the Plan and treated as part of the Plan.

7.    Recordkeeping Account.

7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

7.2. No interest will be credited to a Participant’s Recordkeeping Account (unless required under local law).

7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company and need not be segregated from other corporate funds (unless required under local law).

7.4. A Participant may not make any separate cash payment into a Recordkeeping Account, except as may be permitted by the Committee in accordance with Section 6.2.

8.    Right to Adjust Participation; Withdrawals from Recordkeeping Account.

8.1. A Participant may at any time withdraw from the Plan. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant’s Recordkeeping Account and no further deductions will be made from the Participant’s Eligible Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period, and any such reentry shall be through the enrollment process described in Section 6.2.

8.2. Except for a withdrawal from the Plan as provided in Section 8.1, a Participant may, by written notice at any time during a Purchase Period, direct the Company to increase or decrease the deductions from his or her Eligible Compensation, subject to a maximum of one change per Purchase Period.

8.3. Notification of a Participant’s election (i) to withdraw from the Plan and terminate deductions or (ii) to increase or decrease deductions shall be made by signing and filing with the Company an appropriate form approved by the Committee. The Committee may promulgate rules regarding the time and manner for providing any such written notice, which may include a requirement that the notice be on file with the Company’s designated office for a reasonable period before it will be effective.

9.    Termination of Employment. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account will be refunded in cash to the Participant within 15 days after the date of termination of employment. For purposes of the Plan, a Participant will not be deemed to have terminated employment while the Participant is on sick leave, military leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first day of such leave.

10.    Purchase of Shares.

10.1. As of the Purchase Date, the entire balance in each Participant’s Recordkeeping Account will be used to purchase shares (including fractional shares) of Common Stock (subject to the limitations of Section 5.1) at the purchase price determined in accordance with Section 5.2, unless the Participant has filed an appropriate form with the Company in advance of that date to withdraw from the Plan in accordance with Section 8.1. Any amount in a Participant’s Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant.

10.2. With respect to the Non-423 Component in circumstances where payroll deductions have been taken from a Participant’s Eligible Compensation in a currency other than United States dollars, Shares shall be purchased by converting the balance in the Participant’s Recordkeeping Account to United States dollars at the exchange rate in effect at the end of the fifth Trading Day preceding the Purchase Date, as published by Bloomberg.com if available or otherwise as determined with respect to a particular jurisdiction by the Committee or its delegate for this purpose, and such dollar amount shall be used to purchase Shares as of the Purchase Date.

10.3. Promptly after the end of each Purchase Period, a certificate for the number of shares of Common Stock purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased shares of Common Stock and will maintain an account for each Participant reflecting the number of shares (including fractional shares) credited to the account of each Participant. Each Participant will be entitled to direct the voting of all shares credited to such Participant’s account by the agent. Subject to Section 10.4, each Participant may also direct such agent to sell such shares and distribute the net proceeds of such sale to the Participant. At any time after the Participant has satisfied the minimum holding period requirements established by Code Section 423(a)(1) and by Section 10.4 below, a Participant may request from the agent a certificate representing the shares of Common Stock credited to the Participant’s account, in which case the agent shall transfer a certificate for such whole number of shares directly to the Participant and will pay the Participant a cash amount representing the Fair Market Value of any fractional share. The issuance of Shares under the Non-423 Component may be subject to such alternative procedures as the Committee may determine to be necessary or desirable in accordance with Section 19.

10.4. Shares of Common Stock purchased by a Participant during a Purchase Period that begins after January 20, 2011 may not be sold by the Participant until one day after the three-month anniversary of the Purchase Date on which the shares of Common Stock were purchased by the Participant (for example, shares of Common Stock purchased on a Purchase Date of December 31 may not be sold before the next April 1).

11.    Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to shares of Common Stock, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (i) the Participant actually has paid the purchase price for such Shares and (ii) certificates for such Shares have been issued either to the agent or to the Participant, as provided in Section 10.

12.    Rights Not Transferable. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

13.    Administration of the Plan.

13.1. This Plan shall be administered by the Committee. Subject to the express provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a) Determine when each Purchase Period under this Plan shall occur, and the terms and conditions of each related Offering (which need not be identical);

(b) Designate from time to time which domestic Affiliates of the Company shall be eligible to participate in the Section 423 Component and to designate which non-U.S. Affiliates shall participate in the Non-423 Component;

(c) Construe and interpret the Plan and establish, amend and revoke rules, regulations and procedures for the administration of the Plan. The Committee may, in the exercise of this power, correct any defect, omission or inconsistency in the Plan, in such manner and to the extent it may deem necessary, desirable or appropriate to make the Plan fully effective;

(d) Exercise such powers and to perform such acts as the Committee may deem necessary, desirable or appropriate to promote the best interests of the Company and its Designated Affiliates and to carry out the intent that the Offerings made under the Section 423 Component of the Plan are treated as qualifying under Code Section 423(b); and

(e) As more fully described in Section 19, to adopt such rules, procedures and sub-plans as may be necessary, desirable or appropriate to permit participation in the Non-423 Component of the Plan by employees who are foreign nationals or employed outside the United States by a non-U.S. Designated Affiliate, and to achieve tax, securities law and other compliance objectives in particular locations outside the United States.

13.2. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant and any Employee.

13.3. Subject to the terms of the Plan and applicable law, the Committee may delegate ministerial duties associated with the administration of the Plan to such of the Company’s officers, employees or agents as the Committee may determine.

13.4. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or a Designated Affiliate, members of the Board and Committee and any officers or employees of the Company or Designated Affiliate to whom authority to act for the Committee is delegated shall be indemnified by the Company from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person has acted in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company.

14.    Adjustment upon Changes in Capitalization and Corporate Transactions.

14.1. In the event of any change in the Common Stock of the Company by reason of a stock dividend, stock split, reverse stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like, the Committee shall make such equitable adjustments as it deems appropriate in the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan.

14.2. In the event of a Corporate Transaction, the Board may determine and provide that: (i) each right to acquire Shares on any Purchase Date that is scheduled to occur after the date of the consummation of the Corporate Transaction shall be continued or assumed or an equivalent right shall be substituted by the surviving or successor corporation or a parent or subsidiary of such corporation; (ii) the Plan shall be terminated; or (iii) the Purchase Period then in progress shall be shortened by setting a new Purchase Date. If a new Purchase Date is set, it shall be a specified date before the date of the consummation of the Corporate Transaction. Each Participant shall be notified in writing, prior to any new Purchase Date, that the Purchase Date for the existing Offering has been changed to the new Purchase Date and that the Participant’s option will be exercised automatically on the new Purchase Date unless prior to such date the Participant’s employment has been terminated or the Participant has withdrawn from the Plan.

15.    Registration of Certificates. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.

16.    Amendment or Suspension of Plan. The Board may at any time suspend this Plan or amend it in any respect, but no such amendment may, without shareholder approval, increase the number of shares reserved under this Plan, or effect any other change in the Plan that would require shareholder approval under applicable law or to maintain compliance with Code Section 423. No such amendment or suspension shall adversely affect the rights of Participants pursuant to Shares previously acquired under the Plan. During any suspension of the Plan, no new Offering or Purchase Period shall begin and no Eligible Employee shall be offered any new right to purchase shares of Common Stock under the Plan or any opportunity to elect to participate in the Plan, and any existing payroll deduction authorizations shall be suspended, but any such right to purchase Shares previously granted for a Purchase Period that began prior to the Plan suspension shall remain subject to the other provisions of this Plan and the discretion of the Board and the Committee with respect thereto.

17.    Effective Date and Term of Plan. This Plan as amended and restated shall be effective on January 20, 2011, assuming approval by the Company’s shareholders of the Plan as amended and restated occurs at the Company’s annual meeting of shareholders to be held on such date. The Plan and all rights of Participants hereunder shall terminate (i) at any time, at the discretion of the Board of Directors, or (ii) upon the completion of any Offering under which the limitation on the total number of shares to be issued set forth in Section 3 has been reached. Except as otherwise determined by the Board, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire remaining balance in such Participant’s Recordkeeping Account.

18.    Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the Purchase Date applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange covering the shares of Common Stock under the Plan upon official notice of issuance.

19.    Rules for Foreign Jurisdictions.

19.1. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, the definition of Eligible Compensation, withholding procedures and handling of stock certificates which vary with local requirements.

19.2. The Committee may also adopt rules, procedures or sub-plans applicable to particular Designated Affiliates and the jurisdiction(s) to which they are subject, which sub-plans may be designed to be outside the scope of Code Section 423 and which are intended to comply with the tax, employment, securities and other laws of such jurisdiction(s). The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, such sub-plan shall be considered part of the Non-423(b) Component, and rights granted thereunder shall not be considered to comply with Code Section 423.

20.    Miscellaneous.

20.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

20.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

20.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.

20.4. Any reference in the Plan to election or enrollment forms, notices, authorizations or any other document to be provided in writing shall include any such form, notice, authorization or document delivered electronically, including through the Company’s intranet, in accordance with procedures established by the Committee.

20.5. Any reference in this Plan to the issuance or transfer of a stock certificate evidencing Shares shall be deemed to include, in the Committee’s discretion, the issuance or transfer of such Shares in book-entry or electronic form. Uncertificated Shares shall be deemed delivered for all purposes of this Plan when the Company or its agent shall have provided to the recipient of the Shares a notice of issuance or transfer by electronic mail (with proof of receipt) or by United States mail, and have recorded the issuance or transfer in its records.

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Thursday, January 20, 2011

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 20, 2011.

The Proxy Statement and Annual Report on Form 10-K are available at:

www.htch.com/proxymaterials

The following proxy materials and information are available for you to review online at: www.htch.com/proxymaterials

•	the Company’s Notice of Annual Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010;

•	the form of Proxy Card;

•	the Letter to Shareholders; and

•	directions to the Annual Meeting.

Hutchinson Technology Incorporated
40 West Highland Park Drive NE
Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 20, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Green, Wayne M. Fortun and Russell Huffer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting Instructions.

Hutchinson Technology Incorporated Shareowner ServicesSM
P.O. Box 64945, St. Paul, MN 55164-0945		COMPANY #
Vote by internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – http://www.eproxy.com/htch/
	•	Use the internet to vote your proxy until 12:00 p.m. (CT) on January 19, 2011.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided to obtain your records and create an electronic ballot.

PHONE – 1-800-560-1965 (Toll Free)
	•	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 19, 2011.
	•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions provided.
You may change your vote or revoke your proxy at any time before the Annual Meeting by filing with an officer of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted via the Internet or by telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person at that time if you so desire.	MAIL – Mark, sign and date your proxy card and re turn it in the postage-paid envelope we’ve provided or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Internet or telephone, please do not mail your proxy card

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò        Please detach here        ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of Directors:
	01 02 03	Mark A. Augusti Wayne M. Fortun Martha Goldberg Aronson	04 05 06	Jeffrey W. Green Gary D. Henley Russel Huffer	07 08	William T. Monahan Thomas R. VerHage	☐	Vote FOR all nominees (except as marked)			☐		Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Adoption of the 2011 Equity Incentive Plan						☐	For	☐	Against		☐	Abstain

3.	Amendment and restatement of the Employee Stock Purchase Plan						☐	For	☐	Against		☐	Abstain

4.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2011 fiscal year						☐	For	☐	Against		☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address change? Mark box ☐ Indicate changes below								Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should
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